UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Schlumberger N.V. (Schlumberger Limited)
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Schlumberger Limited
42, rue Saint-Dominique
75007 Paris, France

5599 San Felipe, 17th Floor
Houston, Texas 77056

Parkstraat 83
2514 JG The Hague
The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS
To Be Held April 6, 2011

March 1, 2011

The 2011 Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, on Wednesday, April 6, 2011 at 10:30 a.m., Curaçao time, for the following purposes:

1.	To elect the 14 directors named in this proxy statement.

2.	To approve an advisory resolution on executive compensation.

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To approve an amendment to the Company’s Articles of Incorporation to increase the authorized common share capital.

5.	To approve amendments to the Company’s Articles of Incorporation to clarify the voting standard in contested director elections and to make certain other changes.

6.	To report on the course of business during the year ended December 31, 2010, to approve the Company’s Consolidated Balance Sheet as at December 31, 2010, its Consolidated Statement of Income for the year ended December 31, 2010, and the declarations of dividends by the Board of Directors in 2010 as reflected in the Company’s 2010 Annual Report to Stockholders.

7.	To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the accounts of the Company for 2011.

Action will also be taken on such other matters as may properly be brought before the meeting.

The close of business on February 16, 2011 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

          By order of the Board of Directors,
Alexander C. Juden
Secretary

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card included by your broker. Brokers cannot vote for Items 1, 2, 3, 4 or 5 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of
Stockholders to Be Held on April 6, 2011:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the 2010 Annual Report to Stockholders, are available free of charge on the Company’s website at http://investorcenter.slb.com.

PROXY STATEMENT	1
General	1
Items to be Voted on at the Annual Meeting	1
Proxies	1
Voting Procedures	2
ITEM 1. ELECTION OF DIRECTORS	3
Director Nominees	3
CORPORATE GOVERNANCE	8
Majority Voting for Directors	8
Director Independence	8
Director Nominations	9
Board Leadership Structure; Independent Lead Director	10
The Board’s Role in Risk Oversight	11
Meetings of the Board of Directors and its Committees	11
Board Committees	12
Communication with the Board	17
Director Attendance at Annual General Meeting	17
Policies and Procedures for Approval of Related Person Transactions	17
Corporate Governance Guidelines and Code of Ethics	17
ITEM 2. ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION	18
ITEM 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	18
COMPENSATION DISCUSSION AND ANALYSIS	20
COMPENSATION COMMITTEE REPORT	37
EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE	38
DIRECTOR COMPENSATION IN FISCAL YEAR 2010	51
Director Stock Ownership Guidelines	52
EQUITY COMPENSATION PLAN INFORMATION	52
ITEM 4. ADOPTION OF AMENDMENT TO SCHLUMBERGER’S ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARE CAPITAL	53
ITEM 5. ADOPTION OF AMENDMENTS TO SCHLUMBERGER’S ARTICLES OF INCORPORATION TO CLARIFY THE VOTING STANDARD IN CONTESTED DIRECTOR ELECTIONS AND TO MAKE CERTAIN OTHER CHANGES	56
ITEM 6. FINANCIAL STATEMENTS	58
ITEM 7. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
Fees Paid to PricewaterhouseCoopers LLP	58
Audit Committee’s Pre-Approval Policy and Procedures	59
AUDIT COMMITTEE REPORT	60
STOCK OWNERSHIP INFORMATION	61
Security Ownership by Certain Beneficial Owners	61
Security Ownership by Management	61
Section 16(a) Beneficial Ownership Reporting Compliance	63
OTHER INFORMATION	63
Stockholder Proposals for 2012 Annual General Meeting	63
Other Matters	63

i

PROXY STATEMENT

March 1, 2011

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at its 2011 annual general meeting of stockholders. The approximate mailing date of this proxy statement is March 1, 2011. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

The Schlumberger 2010 Annual Report to Stockholders is included in this package as a separate document. The Company’s Consolidated Balance Sheet as at December 31, 2010, its Consolidated Statement of Income for the year ended December 31, 2010 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

Items to be Voted on at the Annual Meeting

At the 2011 annual general meeting, the agenda includes the following items:

Board
Agenda Item	Recommendation

• Election of directors	FOR
• Advisory resolution on executive compensation	FOR
• Advisory vote on frequency of future advisory votes on executive compensation	TWO YEARS
• Amendment to the Company’s Articles of Incorporation to increase the authorized common share capital	FOR
• Amendments to the Company’s Articles of Incorporation to clarify the voting standard in contested director elections and to make certain other changes	FOR
• Approval of the Company’s Financial Statements	FOR
• Appointment of PricewaterhouseCoopers LLP as independent auditor	FOR

Proxies

Each stockholder of record at the close of business on the record date, February 16, 2011, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on with respect to each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are considered beneficial owners. On February 16, 2011, there were 1,359,840,775 shares of common stock of Schlumberger outstanding and entitled to vote, excluding 74,371,389 shares held in treasury.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in Curaçao and, as provided by Curaçao law, meetings of stockholders are held in Curaçao. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting. Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary voting authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes. If a quorum is not present at the meeting, the Board may call a second general meeting of stockholders, at which the quorum requirement will not apply.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of the clients in uncontested director elections and on certain matters relating to executive compensation, unless the brokers have received specific voting instructions from those clients.

Under NYSE rules, brokers will have discretion to vote only on Items 6 and 7. Brokers cannot vote on Item 1 (the election of directors), Item 2 (advisory resolution on executive compensation), Item 3 (advisory vote on the frequency of future advisory votes on executive compensation), Item 4 (amendment to the Articles of Incorporation to increase the authorized common share capital) or Item 5 (amendments to the Articles of Incorporation to clarify the voting standard in contested director elections and to make certain other changes) without instructions from the beneficial owners. If you do not instruct your broker how to vote on the election of directors, the two advisory votes on executive compensation, or the two proposals to amend the Articles of Incorporation, your broker will not be able to vote for you on those matters. Abstentions and broker non-votes will not affect the outcome of the vote on the election of directors or on any of the proposals, except for Items 4 and 5 (the proposals to amend the Articles of Incorporation), with respect to which an abstention or broker non-vote has the same effect as a vote against the proposal.

Voting Procedures

Stockholders with shares registered in their names with Computershare and participants who hold shares in the Schlumberger Discounted Stock Purchase Plan may authorize a proxy by:

•	the internet at the following internet address: http://www.proxyvote.com;

•	telephonically by calling 1-800-690-6903; or

•	completing and mailing their proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on April 5, 2011. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in programs that also permit beneficial stockholders to direct their vote by the internet or telephone. If shares are held in an account at a bank or brokerage firm that participates in such a program, beneficial stockholders may direct the vote of these shares by the internet or telephone by following the instructions on the voting form.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting.

By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you are a stockholder with shares registered in your name with Computershare and you submit a proxy card but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

ITEM 1. ELECTION OF DIRECTORS

All of our directors are elected annually at our annual general meeting of stockholders. The stockholders are requested to elect a Board of Directors of 14 members, each to hold office until the next annual general meeting of stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders at the 2010 annual general meeting, except for (a) Ms. Moler, who was appointed by the Board in September 2010 to serve as a director upon the recommendation of the Nominating and Governance Committee, and (b) Mr. Kibsgaard and Ms. Olayan, who are not currently directors. Our former director, Jamie Gorelick, resigned from the Board in June 2010, and Ms. Moler was appointed to fill this vacancy. All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the 14 nominees named below. If you hold your shares in “street name,” you should know that your broker will not vote your shares for the 14 nominees listed below without your specific voting instructions.

Required Vote

A majority of the votes cast is required to elect each nominee for director. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR All Nominees.

Director Nominees

The Board believes that each director nominee possesses the qualities and experience that the Nominating and Governance Committee believes that nominees should possess, as described in detail below in the section entitled “Corporate Governance—Director Nominations.” The Board seeks out, and the Board is comprised of, individuals whose background and experience complement those of other Board members. The nominees for election to the Board, together with biographical information furnished by each of them and information regarding each nominee’s director qualifications, are set forth below. There are no family relationships among executive officers and directors of the Company.

Current Directors

PHILIPPE CAMUS, 62, has been a director of the Company since 2007. He has been a Co-Managing Partner of Société Lagardère, a French media and technology company, since March 1998, and a Senior Managing Director of Evercore Partners Inc., an advisory and investment firm, since January 2006. From July 2000 to July 2005, Mr. Camus was co-Chief Executive Officer of the European Aeronautic Defence & Space Company, an aerospace and defense contractor. Mr. Camus is Chairman of the Board of Alcatel-Lucent, a global communications solutions provider. From May 2005 to May 2009, he was a director of Credit Agricole, the second-largest retail banking group in Europe, where he was a member of the audit committee and chaired the compensation committee. From January 2006 to September 2008, he was a director of Accor S.A., a global hotel and tourism-related company, and a member of its audit and compensation committees. The Board selected Mr. Camus to serve as a director because it believes he possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies. He has led and directed global industrial, technology-dependent businesses, which informs his judgment and ability to assess risk as a Board member. Schlumberger also benefits from Mr. Camus’ experience as a former director and audit committee member at Accor S.A. and Credit Agricole.

PETER L.S. CURRIE, 54, has been a director of the Company since 2010. He has been President of Currie Capital LLC, a private investment firm, since April 2004. Mr. Currie is a director of Clearwire Corporation (since 2005), a wireless internet service provider, and is a member of both its compensation committee and its audit committee, which he chairs. Until Sun Microsystems’ merger with Oracle in January 2010, he was a director of Sun Microsystems (since 2006), a network computing infrastructure product and service company, and a member of its audit committee. Mr. Currie has also served on the boards of CNET Networks, Inc. (from December 2005 to June 2008), where he was on the audit committee, and Safeco Corporation (from July 2005 to September 2008), where he also served on the nominating and governance committee and on the audit committee, which he chaired during his last year on the committee. The Board selected Mr. Currie to serve as a director because he has extensive board and committee experience at both public and private companies; he served as Chief Financial Officer of two public companies (McCaw Cellular Communications Inc. and Netscape Communications Corp.); and has had senior positions in investment banking, venture capital and private equity. With his extensive executive experience, Mr. Currie brings strong financial and operational expertise to the Board.

ANDREW GOULD, 64, has served on the Board since 2002 and has been Chairman and Chief Executive Officer of the Company since February 2003. Since 2002, he has served as director of Rio Tinto plc and Rio Tinto Limited, a mineral resources group. In 2008, he was appointed the senior independent nonexecutive director and chairman of its remuneration committee. He is also a member of Rio Tinto’s nominations committee. The Board selected Mr. Gould to serve as a director because he is the Company’s Chief Executive Officer, and has been with the Company for more than 35 years, having begun in 1975 as an internal auditor. His service as Chairman and CEO of Schlumberger creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. He has held 16 financial and operational management positions within the Company in Asia, Europe and the U.S. He has an expansive knowledge of the oil and gas industry and macro-economic global conditions, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies throughout the world, and brings a unique and valuable perspective to the Board.

TONY ISAAC, 69, has been a director of the Company since 2003, and is the Board’s lead independent director. He was the former Chief Executive of The BOC Group plc, an international group with three business segments consisting of Gases and Related Products, Vacuum Technology and Supply Chain Solutions, from September 1999 to October 2006. Since October 2000, Mr. Isaac has served on the board of International Power plc, an independent power producer, as its senior independent director, and currently serves on its audit, remuneration and appointments committees. He is also the senior independent director of the Hogg Robinson Group, a corporate travel services company, where he serves on its remuneration and nomination committees, and is chairman of its audit committee. The Board selected Mr. Isaac to serve as a director because he has extensive experience serving on boards of large, multinational companies. Mr. Isaac also has valuable experience in the operation of a worldwide business faced with a myriad of international business and political issues. Mr. Isaac’s even temperament and ability to communicate and encourage discussion, together with his experience as senior independent director of all boards on which he serves, make him an effective lead independent director for the Board.

K. VAMAN KAMATH, 63, has been a director of the Company since 2010. He has been the non-executive Chairman of the Board of ICICI Bank Limited, a banking institution, since May 2009, and was Managing Director and Chief Executive Officer of ICICI Bank Limited from 2002 to May 2009. He has also been a director of Infosys Technologies Limited, an information technology services company, since May 2009, where he serves on its audit and nomination committees, and is chairman of its compensation committee. He has also been a director of Lupin Limited, a pharmaceutical company, since January 2010 and of Great Eastern Shipping Co. Limited, a shipping company, since May 2010. The Board selected Mr. Kamath to serve as a director because it believes he possesses a deep understanding of India, a large and critical market for Schlumberger, and of Asia generally, which is of immense value to the Board. As a banker with more than 35 years’ experience, Mr. Kamath has extensive CEO experience and expertise in corporate finance, international banking, financial reporting, and mergers and acquisitions. Mr. Kamath’s leadership abilities and experience in India and Asia enables him to make a meaningful contribution to the Board.

NIKOLAY KUDRYAVTSEV, 60, has been a director of the Company since 2007. Since June 1997, he has been the Rector of the Moscow Institute of Physics and Technology, the most prestigious institute of theoretical and applied physics in Russia. The Board selected Mr. Kudryavtsev to serve as a director because it believes he brings valuable management and finance experience to the Board, as well as deep scientific and technological expertise. This provides the Board with valuable insight regarding the Company, its products and current technology, as well as the future technological needs of the Company and the industry. Mr. Kudryavtsev also provides the Board with a particularly valuable Russian vantage point, which is useful for both the development of the Company’s business and understanding of the needs of the Company’s growing population of Russian employees. The Board is aided immensely by Mr. Kudryavtsev’s sensitivity to Russian culture and risk at the field level.

ADRIAN LAJOUS, 67, has been a director of the Company since 2002. He has been a Senior Energy Advisor at McKinsey & Company, a consulting firm, and President of Petrométrica, an energy consulting company, in both cases since January 2001. Mr. Lajous is a director of Ternium, S.A. (since 2006), a flat and long steel producer, and serves on its audit committee. He is also a director of Trinity Industries, Inc. (since 2006), a volume producer of freight and tank railcars, and serves on its audit and its finance and risk management committees. From 1994 to 1999, Mr. Lajous was Chief Executive Officer of Petróleos Mexicanos (“Pemex”), Mexico’s national oil company. He served as Director General of Pemex and Chairman of the Board of the Pemex group of operating companies from 1994 to 1999. The Board selected Mr. Lajous to serve as a director because it believes he has extensive knowledge and experience of the energy industry and its participants, as well as a deep understanding of operations in difficult political and regulatory environments. He also has significant knowledge of the issues affecting the international oil and gas industry, particularly in Mexico. Through his service on the boards of Pemex and Ternium S.A., he has valuable experience in governance, compensation and audit issues.

MICHAEL E. MARKS, 60, has been a director of the Company since 2005. He has been a Managing Partner of Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. From January 2007 to January 2008, Mr. Marks was a Senior Advisor to Kohlberg Kravis Roberts & Co., a private equity firm, and was a Member of that firm from January 2006 to January 2007. From 1994 to 2006, Mr. Marks served as the Chief Executive Officer of Flextronics, Inc., a leading producer of advanced electronic manufacturing services. Mr. Marks also served as a director of Flextronics from 1991 to 2008. He was appointed Chairman of the Board of Flextronics effective upon his retirement as Chief Executive Officer in 2006 until his retirement from the Board of Flextronics in 2008, and he previously served as Chairman of the Board of Flextronics from 1993 to 2003. Mr. Marks is a director at SanDisk (since 2003), a memory products company, and a member of its compensation and its nominating and governance committees. Until Sun Microsystems’ merger with Oracle in January 2010, he was a director at Sun Microsystems (since 2007), a network computing infrastructure product and service company, and a member of its audit committee. Until December 2010, Mr. Marks was a director of Calix (since 2009), a provider of broadband communications access systems and software. The Board selected Mr. Marks to serve as a director because it believes he is familiar with world-class manufacturing from the field level to the boardroom based on his experience at Flextronics, and because he has run a large, diversified global corporation with many of the same issues that Schlumberger faces. As a former CEO and as a public company director at various other companies, Mr. Marks has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. Almost all companies of which Mr. Marks has been a director have been involved in some form of technology business, and this experience is especially relevant, given Schlumberger’s technology-oriented business and the fact that many of its acquisition targets are technology companies.

ELIZABETH MOLER, 62, has been a director of the Company since her appointment by the Board in September 2010, upon the recommendation of the Nominating and Governance Committee. She is retired from Exelon Corporation (formerly Unicom), one of the nation’s largest electric utility companies, where she served as Executive Vice President, Government Affairs and Policy from January 2000 to July 2010. During 1999 she was a member of the Unicom Board of Directors. In December 1999, she resigned as a director of Unicom to become a Senior Vice President of Unicom. Ms. Moler is a nationally-recognized energy policy expert, and was responsible for all aspects of Exelon’s federal government affairs initiatives. Ms. Moler also had a long career in government service. She served as Senior Counsel for the United States Senate Committee on Energy and Natural Resources from 1976 to 1988. Ms. Moler also served as a member of the Federal Energy Regulatory Commission (FERC) from 1988 to 1997, where she served as its chairperson from 1993 to 1997. She also served as the Deputy Secretary of the U.S. Department of Energy (the “DOE”) from 1997 to 1998. At the DOE, she was Chief Operating Officer, overseeing a $16 billion budget and more than 10,000 federal employees and 100,000 contract employees. The Board selected Ms. Moler to serve as a director because of her extensive government experience and expertise in U.S. energy policy, as well as her management and policy experience at Exelon. Her many years in government service and her expertise in U.S. energy policy enable her to assist the Board in analyzing energy-related issues and the interplay of those issues with government, and position her to provide oversight in an increasingly regulated industry and guidance in government relations. In addition, as a result of Ms. Moler’s tenure at Exelon as Executive Vice President, Government Affairs and Policy, she provides valuable business, leadership and management insights into governmental affairs.

LEO RAFAEL REIF, 60, has been a director of the Company since 2007. He has been Provost, Chief Academic Officer and Chief Budget Officer of the Massachusetts Institute of Technology (MIT) since August 2005. Mr. Reif was head of the Electrical Engineering and Computer Science Department at MIT from September 2004 to July 2005, and an Associate Department Head for Electrical Engineering in the Department of Electrical Engineering and Computer Science at MIT from January 1999 to August 2004. The Board selected Mr. Reif to serve as a director because it believes he brings valuable management and finance expertise to the Board. As a scientist, he has deep scientific and technological expertise about the Company’s products and current technology, as well as about anticipated future technological needs of the Company and the industry. The Board values Mr. Reif’s connections to the U.S. scientific community, as well as his expertise in university relations and collaborations, which are of high importance to Schlumberger and its efforts in technology leadership and employee retention. Mr. Reif provides the Board with a critical U.S. scientific perspective, which is of immense value in the development of the Company’s strategy.

TORE I. SANDVOLD, 63, has been a director of the Company since 2004. He has been Chairman of Sandvold Energy AS, an advisory company in the energy business, since September 2002. Mr. Sandvold is a director of Teekay Corporation (since 2003), a leading provider of international crude oil and petroleum product transportation services, where he is a member of its nominating and governance committee. From 2001 to 2002, Mr. Sandvold served as executive Chairman of Petoro AS, the Norwegian state-owned oil company. The Board selected Mr. Sandvold to serve as a director because he has worked in the area of energy policy for more than 35 years, and has broad experience in developing domestic and international energy policies for Norway as a career civil servant. He has extensive experience dealing with global energy institutions such as the Organization of the Petroleum Exporting Countries and the International Energy Agency, and in negotiating with global energy companies. Mr. Sandvold has finance experience and a solid understanding of business opportunities, both as concerns acquisition targets and the industry in general.

HENRI SEYDOUX, 50, has been a director of the Company since 2009. Since 1994, he has been Chairman and Chief Executive Officer of Parrot S.A., a global provider of wireless mobile telephone accessories. Mr. Seydoux is an entrepreneur with great initiative. He founded Parrot S.A. in 1994 as a private company and took it public in 2007. The Board selected Mr. Seydoux to serve as a director because he has family ties to the founding Schlumberger brothers, and having grown up in the Schlumberger family culture, is well placed to see that the Company continues its historical commitment to Schlumberger’s core values. His service on the Board addresses the Company’s need to preserve the Company’s unique culture and history on the Board.

New Director Nominees

PAAL KIBSGAARD, 43, has been the Company’s Chief Operating Officer since February 2010, and was President of the Reservoir Characterization Group from May 2009 to February 2010. Prior to that, Mr. Kibsgaard served as Vice President, Engineering, Manufacturing and Sustaining, from November 2007 to May 2009. He was Vice President of Personnel from April 2006 to November 2007, and President, Drilling & Measurements, from January 2003 to April 2006. The Board selected Mr. Kibsgaard to serve as a director because he is the Company’s Chief Operating Officer, with a thorough knowledge of all operational activities of the Company worldwide. Mr. Kibsgaard has been with the Company since 1997, and began his career as a reservoir engineer. He has held numerous operational and administrative management positions within the Company in the Middle East, Europe and the U.S., and will bring a valuable operational perspective to the Board. The Board believes that Mr. Kibsgaard’s service as Chief Operating Officer will offer an important link between management and the Board, enabling the Board to perform its oversight function with the benefit of his perspectives on the Company’s business.

LUBNA S. OLAYAN, 55, has been the deputy chairperson and Chief Executive Officer of Riyadh-based Olayan Financing Company, the holding entity for The Olayan Group’s operations in the Kingdom of Saudi Arabia and the Middle East, since 1986. Since 2001, Ms. Olayan has been a Principal of The Olayan Group, a private multinational enterprise engaged in manufacturing, distribution and services. She is a member of the Board of Directors of Olayan Investment Company Establishment, the parent company of The Olayan Group. In her capacity as CEO of Olayan Financing Company, Ms. Olayan is responsible for The Olayan Group’s operating businesses and investments in Saudi Arabia and the Middle East. These include more than 40 companies engaged in product manufacturing, distribution and services, often in partnership with leading multinationals. Prior to joining The Olayan Group, Ms. Olayan worked for Morgan Guaranty in New York as a financial analyst from 1979 to 1981. Ms. Olayan also serves as a non-executive director and member of various corporate and advisory boards. Since December 2004, Ms. Olayan has been a Director of Saudi Hollandi Bank, becoming the first woman to join the board of a Saudi publicly-listed company, and is a member of its executive committee and its nomination and remuneration committee. Ms. Olayan has been a member of the Board at Chelsfield Partners LLP, a UK real estate investment firm, since 2005. Ms. Olayan also has been a non-executive director of WPP plc, a public company and one of the largest communication services businesses in the world, since March 2005, and is a member of its nomination committee. Since 2006, Ms. Olayan has been a member of the International Advisory Boards of Rolls Royce Group plc, Akbank and the National Bank of Kuwait. Ms. Olayan also serves on the boards of various non-governmental organizations, including the Asia Business Council, Al Fanar (venture philanthropy) and the Down’s Syndrome Charitable Association in Saudi Arabia, and on the boards of various educational institutions, including INSEAD, Cornell University and King Abdullah University of Science and Technology. The Board believes that Ms. Olayan’s proven leadership abilities and experience in Saudi Arabia and the Middle East will enable her to make a meaningful contribution to the Board. The Board selected Ms. Olayan to serve as a director because of her extensive business experience in Saudi Arabia and the Middle East and her deep understanding of those areas, which are critical to the Company. The Board will benefit from her extensive CEO experience and expertise in corporate finance, international banking, distribution and manufacturing. Ms. Olayan, as a member of the Board of Directors of INSEAD, one of the world’s leading graduate business schools, will also bring a critical international perspective on business and global best practices. Ms. Olayan’s service on the Boards of Trustees of Cornell University and of King Abdullah University of Science and Technology, and her connections to the scientific community and her experience in university relations, will also be of great value to Schlumberger and its efforts in technology leadership and employee recruiting and retention.

CORPORATE GOVERNANCE

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance principles that the Board believes promote the effective functioning of the Board, its committees and the Company. These guidelines are available on our website at http://www.slb.com/about/guiding _principles/corpgovernance/corpgov_guidelines.aspx.

Majority Voting for Directors

Schlumberger’s Articles of Incorporation provide that director nominees must be elected at a general meeting of stockholders by a majority of votes cast.

Director Independence

Schlumberger’s Corporate Governance Guidelines provide that at least a majority of the Board will consist of independent directors. This standard reflects the NYSE corporate governance listing standards. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards. The Board of Directors has determined that each current director and each director nominee listed above under “Election of Directors,” as well as our former directors Linda Stuntz (who did not stand for re-election at our 2010 annual general meeting) and Jamie Gorelick (who resigned from the Board of Directors in June 2010), is independent under the NYSE’s listing standards, except Mr. Gould, who is Chairman and Chief Executive Officer of Schlumberger, and Mr. Kibsgaard, who is Chief Operating Officer of Schlumberger. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective test, under which the Board must affirmatively determine that each independent director has no material relationship with Schlumberger or management. In making its independence determinations, the Board considered all material relationships with each director and each new director nominee, and all transactions since the start of 2008 between Schlumberger and each current director and director nominee and members of their immediate families or entities associated with them.

As contemplated by NYSE rules then in effect, the Company adopted categorical standards in 2004 to assist the Board in making independence determinations. Under the rules then in effect, relationships that fell within the categorical standards were not required to be disclosed in the proxy statement and their impact on independence was not required to be separately discussed. A relationship falls within these current categorical standards if it:

•	is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	is a type of relationship addressed in Item 404 of SEC Regulation S-K, but under that item does not require disclosure; or

•	consists of charitable contributions by the Company to an organization where a director is an executive officer but the contributions did not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

None of the non-employee directors was disqualified from “independent” status under the objective NYSE listing standards. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Schlumberger and Schlumberger’s management. The Board considered the transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above, the additional standards established for members of audit committees, and the SEC and U.S. Internal Revenue Service standards for compensation committee members. Based on all of the foregoing, the Board made a subjective determination as required by NYSE rules that, because of the nature of the transaction, the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence.

The Board’s independence determinations included a review of charitable contributions by Schlumberger to The Massachusetts Institute of Technology, of which Mr. Reif is the Provost, and to The Moscow Institute of Physics and Technology, of which Mr. Kudryavtsev is the Rector. Aggregate contributions to each of these educational institutions did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2008, 2009 or 2010.

Director Nominations

The Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from security holders is the same as its process for unsolicited recommendations from other sources. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. Our CEO suggested Ms. Olayan and an independent director suggested Ms. Moler as prospective Board candidates.

The Nominating and Governance Committee must first consider all potential director nominees before they are contacted by other Company directors or officers as possible nominees and before they are formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by security holders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to:

Chair, Nominating and Governance Committee
c/o Secretary, Schlumberger Limited
5599 San Felipe, 17th Floor
Houston, Texas 77056

by the deadline for such stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution and have no material relationship with competitors, customers, or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Nominating and Governance Committee also believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, in light of the entire Board’s current composition and range of diversity. Schlumberger has approximately 108,000 employees worldwide, representing more than 140 countries, and values gender, cultural and geographical diversity in its directors as well. One of the Company’s current directors is a woman, as is one of the two new director nominees. Of the 14 current director nominees, four are citizens of the United States of America; two are French citizens; two are citizens of Great Britain; two are citizens of Norway; and one director nominee is a citizen of each of Russia, Mexico, India and Saudi Arabia. The Company’s very diverse Board also evidences the Board’s commitment to have directors who represent countries where Schlumberger operates. In addition, the exceptionally broad and diverse experience of Board members is in keeping with goal of having directors whose background and experience complement those of other directors. The Nominating and Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the Board’s diversity, and the Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

Board Leadership Structure; Independent Lead Director

Andrew Gould serves as both our Chairman of the Board and CEO. The Board believes that independent oversight of management is an important component of an effective board of directors. The independent Board members have determined that the most effective Board leadership structure for Schlumberger at the present time is for the CEO to also serve as Chairman of the Board, a structure that has served Schlumberger well for many years. The independent Board members believe that because the CEO is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the CEO is the director best qualified to act as Chairman of the Board. The Board retains the authority to modify this structure to best address the Company’s unique circumstances, and so advance the best interests of all stockholders, as and when appropriate.

The Board also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight or management accountability, which is the goal that many seek to achieve by separating the roles of Chairman and CEO. Schlumberger’s governance practices provide for strong independent leadership, active participation by independent directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in Schlumberger’s Corporate Governance Guidelines and the various Committee Charters, which are available on our website. Some of the relevant processes and other corporate governance practices include:

•	The Board has an independent lead director with leadership authority and responsibilities. Tony Isaac, Chair of the Nominating and Governance Committee, was selected by the independent Board members to be the lead independent director. The Chairman of the Board and the lead independent director together set the agenda for all Board meetings, and the lead independent director sets the agenda for, and leads, all executive meetings of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman and CEO. The lead independent director also has the authority to call meetings of the Board of Directors in executive session; facilitates discussions, outside of scheduled Board meetings, among the independent directors on key issues as appropriate; and serves as a non-exclusive liaison with the Chairman and CEO, in consultation with the other independent directors.

•	At each regularly scheduled Board meeting, all independent directors meet in an executive session without management present. In these executive sessions, the independent directors deliberate on such matters as CEO succession planning and the performance of the CEO.

•	All of our director nominees, except the Chairman and CEO and the Chief Operating Officer, are independent directors, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an active and equal participant in decisions made by the full Board. In addition, each of the Audit, Finance and Nominating and Governance Committees are comprised solely of independent directors.

•	Each of our directors is elected annually by majority vote of our stockholders.

•	Schlumberger’s Corporate Governance Guidelines also facilitate the involvement of the independent members of the Board in key aspects of governance. For example, any director may request that the lead director call an executive meeting of the Board. Additionally, the Chairman and CEO regularly solicits suggestions from the directors for presentations by management at Board and Committee meetings. Furthermore, each Board member has full and free access to the Company’s management and employees.

The Board’s Role in Risk Oversight

The role that the Company’s Board of Directors fulfills in risk oversight is set out in the Company’s Corporate Governance Guidelines. The Board of Directors assesses major risks facing the Company and options for their mitigation, in order to promote the Company’s stockholders’ and other stakeholders’ interest in the long-term health and the overall success of the Company and its financial strength.

The full Board of Directors is actively involved in overseeing risk management for the Company. It does so in part through its oversight of the Company’s Executive Risk Committee (the “ERC”) comprised of more than half a dozen top executives of the Company from various functions, each of whom supervises day-to-day risk management throughout the Company. The ERC is not a committee of the Board of Directors. The ERC ensures that the Company identifies all potential material risks facing the Company and implements appropriate mitigation measures. The Company’s risk identification is performed at two levels: the ERC performs a corporate-level risk mapping exercise, which involves the CEO and several other members of senior management, and while maintaining oversight, delegates operational (field-level) risk assessment and management to the Company’s various Areas, Technologies, Functions and the Research, Engineering, Manufacturing and Sustaining organization. To the extent that the ERC identifies recurring themes from the operational risk mapping exercises, they are acted on at the corporate level. Members of the ERC meet formally at least once a year, and more frequently on an ad hoc basis, to define and improve the risk mapping process, and to review and monitor the results of those exercises and those that have been delegated. The ERC reports directly to the CEO and to the full Board, and periodically presents to the full Board a comprehensive report as to its risk mapping efforts for that year.

In addition, each of our Board committees considers the risks within its areas of responsibilities. For example, the Finance Committee considers finance-related risks on a quarterly basis and recommends guidelines to control cash and currency exposures. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives. The Nominating and Governance Committee oversees compliance-related risk and reviews and discusses the Company’s Compliance and Ethics program’s quarterly statistical report and the various allegations, disciplinary actions and training statistics brought to its attention. The Audit Committee reviews risks related to financial reporting. The Audit Committee discusses all significant finance-related violations of Company policies brought to its attention on an ad hoc basis, and once per year reviews a summary of all finance-related violations. Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal controls risks and drives the internal audit plan for the coming year. All violations of the Company’s Code of Ethics and related corporate policies are reported to the Nominating and Governance Committee and, as appropriate, are reported to the full Board. Once a year, the Director of Compliance delivers to the full Board a comprehensive Annual Compliance Report. The risks identified within the Compliance and Ethics program are incorporated into the ERC’s enterprise risk management program described above. The Chair of each of the Board’s key committees also discusses, reviews and makes decisions on serious matters outside of quarterly Board meetings, as needed.

Meetings of the Board of Directors and its Committees

During 2010, the Board of Directors held eight meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Technology Committee. During 2010, the Audit Committee met five times; the Compensation Committee met seven times; the Finance Committee met five times; the Nominating and Governance Committee met five times; and the Technology Committee met two times. All incumbent director nominees attended 88% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served. From time to time between meetings, Board and committee members may confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with the independent consultants on behalf of the relevant committee.

Board Committees

Members of the Committees of the Board of Directors

Nominating
and
	Audit	Compensation	Governance	Finance	Technology
Name of Director	Committee	Committee	Committee	Committee	Committee
Philippe Camus	X			Chair

Peter L.S. Currie	Chair

Andrew Gould

Tony Isaac		X	Chair

K. Vaman Kamath	X			X

Nikolay Kudryavtsev	X				X

Adrian Lajous	X	X	X

Michael E. Marks		Chair	X

Elizabeth A. Moler		X

Leo Rafael Reif			X		Chair

Tore I. Sandvold			X	X

Henri Seydoux				X	X

Audit Committee

The Audit Committee consists of five directors, each of whom meets the independence and other requirements of the NYSE’s listing standards. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent registered public accounting firm’s qualifications, independence, performance and related matters, and the performance of Schlumberger’s internal audit function. The authority and responsibilities of the Audit Committee include the following:

•	evaluate the independence and qualification of the Company’s independent registered public accounting firm;

•	recommend for stockholder approval the independent registered public accounting firm to audit the accounts of the Company for the year;

•	review with the Company’s independent registered public accounting firm the scope and results of its audit, and any audit issues or difficulties and management’s response;

•	discuss with management Schlumberger’s risk assessment and risk management policies;

•	discuss Schlumberger’s annual audited financial statements and quarterly unaudited financial statements with management and the Company’s independent registered public accounting firm;

•	review with management, the internal audit department and the independent registered public accounting firm the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls;

•	discuss with management and the independent registered public accounting firm Schlumberger’s earnings press releases;

•	review Schlumberger’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements;

•	set policies for the hiring of employees or former employees of the Company’s independent registered public accounting firm;

•	review with the internal audit department the status and results of the Company’s annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters; and

•	prepare an annual audit committee report for Schlumberger’s annual proxy statement.

The Company’s independent registered public accounting firm is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, fees and terms for audit and other services provided by the Company’s independent registered public accounting firm.

The Board of Directors has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board of Directors has determined that each member of the Audit Committee, other than Mr. Kudryavtsev, qualifies as an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/audit_committee.aspx.

Compensation Committee

The Compensation Committee consists of four directors, each of whom meets the independence requirements of the NYSE’s listing standards. The purpose of the Compensation Committee is to assist Schlumberger’s Board of Directors in discharging its responsibilities with regard to executive compensation; periodically review non-executive directors’ compensation; oversee Schlumberger’s general compensation philosophy; serve as the administrative committee under Schlumberger’s stock plans; and prepare the annual Compensation Committee Report required by the rules of the SEC. The authority and responsibilities of the Compensation Committee include the following:

•	review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s Chief Executive Officer to the full Board meeting in an executive session of independent directors.

•	review and approve the evaluation process and compensation structure for the Company’s executive officers and approve their annual compensation, including salary, annual cash incentive and long-term equity incentives;

•	select appropriate peer companies against which the Company’s executive compensation practices are compared;

•	review incentive compensation and equity based plans, and advise management and the Board of Directors on the design and structure of the Company’s compensation and benefits programs and policies and recommend changes to the Board;

•	administer and make awards under the Company’s stock option plans and review and approve annual stock allocation under those plans;

•	monitor trends and best practices in director compensation and stock ownership guidelines and recommend changes to the Board as it deems appropriate in accordance with Schlumberger’s Corporate Governance Guidelines;

•	monitor and review the Company’s overall compensation and benefits program design to confirm continued competitiveness and consistency with established Company compensation philosophy, corporate strategy and objectives, and alignment with stockholder interests;

•	review and make recommendations to the Board regarding people-related strategies and initiatives, such as recruitment, retention and diversity management;

•	establish stock ownership guidelines for executive officers and other key position holders;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement; and

•	submit a Compensation Committee Report recommending to the Board that the CD&A be included in the Company’s annual proxy statement.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and Schlumberger’s governing documents. The design and day-to-day administration of all compensation and benefits plans and related policies, as applicable to executive officers and other salaried employees, are handled by teams of the Company’s human resources, finance and legal department employees.

The Compensation Committee has retained Pay Governance LLC (“Pay Governance”) as an independent consultant with respect to executive compensation matters. Pay Governance, which focuses on advising boards on executive compensation, was formed by former practitioners at the consulting firm Towers Watson (our former (our compensation consultant), which previously provided executive compensation advisory services to Schlumberger’s Compensation Committee. Pay Governance reports only to, and acts solely at the direction of, the Compensation Committee. Schlumberger’s management does not direct or oversee the activities of Pay Governance with respect to the Company’s executive compensation program. Pay Governance prepares compensation surveys for review by the Compensation Committee each October, in advance of the annual executive officer compensation review the following January. Pay Governance works with the Company’s executive compensation department to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the compensation surveys conducted by Pay Governance at the direction of the Compensation Committee. Pay Governance and the Company’s executive compensation department also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Pay Governance to prepare an analysis of each named executive officer’s compensation.

The Compensation Committee evaluates all elements of executive officer compensation each January, after a review of achievement of financial and personal objectives with respect to the prior year’s results. The purpose is to determine whether any changes in the officer’s compensation are appropriate. The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. The Compensation Committee independently determines each executive officer’s mix of total direct compensation based on the factors described in “Compensation Discussion and Analysis—Framework for Setting Executive Compensation in 2010—Relative Size of Direct Compensation Elements.” Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing

Establish executive officer financial objective(s)	January of each fiscal year for current year
Establish executive officer personal objectives	Early in the first quarter of the fiscal year for current year
Independent compensation consultant provides analysis for the Compensation Committee to evaluate executive compensation	October of each year for compensation in the following fiscal year
Evaluate executive performance (achievement of objectives established in previous fiscal year) and recommend compensation based on those results	Results approved in January of each fiscal year for annual cash incentive with respect to prior year. The incentive earned in prior fiscal year is paid in February of the current fiscal year.
Review and recommend base salary and determine stock option grants	January of each fiscal year for base salary for that year and for stock options to be granted

The Compensation Committee has also retained Pay Governance as an independent consulting firm with respect to director compensation matters. As stated above, Pay Governance reports exclusively to and acts solely at the direction of the Compensation Committee. The consultant prepares an analysis of competitive non-employee director compensation levels and market trends using the same peer groups as those used in the executive compensation review.

The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/compensation_committee.aspx.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of five directors, each of whom meets the independence requirements of the NYSE’s listing standards. The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;

•	evaluate the suitability of potential nominees for membership on the Board;

•	periodically review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board;

•	recommend to the Board the number and names of proposed nominees for election as director at the annual meeting of stockholders and, in the case of a vacancy on the Board, the name of an individual to fill the vacancy;

•	consider the resignation of a director who has changed his or her principal occupation or employer, and inform the Board as to whether or not the Nominating and Governance Committee recommends that the Board accept the resignation;

•	review the direct and indirect relationships of members of the Board with the Company or its management and assist the Board with its determination of the independence of its members;

•	monitor trends and best practices in corporate governance, periodically review the Company’s Corporate Governance Guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws and in the policies and practices of the Board;

•	perform the functions of the Committee under the Company’s Policy with respect to Related Person Transactions;

•	quarterly review the Company’s Ethics and Compliance Program;

•	annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its committees;

•	oversee the annual assessment of Board effectiveness and report to the Board;

•	periodically review and make recommendations to the Board regarding new director orientation and director continuing education;

•	annually recommend to the Board committee membership and chairs, and review periodically with the Board committee rotation practices;

•	approve the membership of any executive officer on another listed company’s board, and receive timely information from non-employee directors of any new listed company board to which they have been nominated for election as director and of any change in their existing status as director on any other listed company board; and

•	advise the Board on succession planning.

The Nominating and Governance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/nomgov_committee.aspx.

Finance Committee

The Finance Committee advises the Board and management on various matters, including dividends, financial policies and the investment of funds. The authority and responsibilities of the Finance Committee include the following:

•	recommend investment and derivative guidelines for the cash and currency exposures of the Company and its subsidiaries;

•	review the actual and projected financial situation and capital needs of the Company as needed, regarding:

•	the capital structure of the Company, including the respective level of debt and equity, the sources of financing and equity and the Company’s financial ratios and credit rating policy;

•	the Company’s dividend policy; and

•	the issuance and repurchase of Company stock;

•	review the insurance principles and coverage of the Company and its subsidiaries, as well as financing risks, including those associated with currency and interest rates;

•	oversee the investor relations and stockholder services of the Company;

•	review the financial aspects of any acquisitions submitted to the Board and, as delegated to the Finance Committee by the Board, review and approve any acquisitions covered by such delegation;

•	review the administration of the employee benefit plans of the Company and the performance of fiduciary responsibilities of the administrators of the plans; and

•	function as the Finance Committee for pension and profit-sharing trusts as required by U.S. law.

The Finance Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/finance_committee.aspx.

Technology Committee

The Technology Committee advises the Board and management on various matters, including the following:

•	research and development strategies and priorities; and

•	the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology, systems integration and university relationships.

The Technology Committee operates pursuant to a written charter, which is available on the Company’s website at http://www.slb.com/about/guiding_principles/corpgovernance/tech_committee.aspx.

Communication with the Board

The Board has established a process for all interested parties, including stockholders and other security holders, to send communications, other than sales-related communications, to one or more of its members. Interested parties may contact the Board or any Schlumberger director (including the lead director) by writing to them at the following address:

Schlumberger Limited
c/o the Secretary
5599 San Felipe, 17th Floor
Houston, Texas 77056

All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual General Meeting

The Board’s policy regarding director attendance at the annual general meeting of stockholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors who choose to attend. One director attended the annual general meeting of stockholders in 2010.

Policies and Procedures for Approval of Related Person Transactions

In January 2007, the Board formally adopted a written policy with respect to “related person transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. Under SEC rules, “related persons” include any director, executive officer, director nominee, or 5% stockholder of the Company since the beginning of the previous fiscal year, and their immediate family members. The policy applies to any transaction in which:

•	the Company is a participant;

•	any related person has a direct or indirect material interest; and

•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K.

The Nominating and Governance Committee, with assistance from the Company’s Secretary and General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving Schlumberger or its subsidiaries and related persons. The Nominating and Governance Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

In 2010, there were no related person transactions under the relevant standards.

Corporate Governance Guidelines and Code of Ethics

Copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics are available at the Company’s corporate governance website located at http://www.slb.com/about/guiding_principles.aspx.

ITEM 2. ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 38 through 50, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 annual general meeting of stockholders:

RESOLVED, that the stockholders of Schlumberger Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 annual general meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Required Vote

A majority of the votes cast is required to approve this Item 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 2.

ITEM 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking the Company’s stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Item 2 above should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every two years (biennially). We believe that a biennial advisory vote on executive compensation reflects the appropriate time frame to enable the Compensation Committee and the Board of

Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate any such adjustments to our executive compensation programs. In this regard, because the advisory vote on executive compensation occurs after we already have implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in many cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual general meeting of stockholders. In addition, a biennial vote is consistent with the long-term performance focus of our executive compensation programs as it allows stockholders to evaluate our executive compensation programs over a multi-year horizon in a business that is cyclical.

The Board of Directors is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past and will in the future continue to be proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs.

We believe that the many avenues that have and will continue to exist for stockholder engagement differentiate the Company from the situation that exists in certain countries where an annual advisory vote on executive compensation is prevalent. In addition, the fact that all of our directors stand for election annually in our view provides appropriate assurances of Board accountability. Also, because our executive compensation programs have typically not changed materially from year-to-year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a short-term perspective inappropriately bearing on our executive compensation programs. Finally, although we currently believe that holding an advisory vote on executive compensation every two years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board of Directors or Schlumberger in any way. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Required Vote

A majority of the votes cast is required to approve this Item 3. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors Recommends a Vote to Conduct Future Advisory Votes on Executive Compensation Every TWO YEARS.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes Schlumberger’s compensation policies and practices as they relate to the executive officers identified in the Summary Compensation Table below (the “named executive officers” or the “NEOs”). The purpose of the CD&A is to explain what the elements of compensation are; why the Compensation Committee selects these elements; and how the Compensation Committee determines the relative size of each element of compensation. Included in this CD&A are decisions made in 2010 affecting 2010 base salaries and long-term incentives, as well as annual cash incentive awards earned in 2010 but paid in February 2011.

2010 Executive Summary

2010 Overview

In 2010, Schlumberger, like the rest of the oil and gas industry, continued to face an uncertain and challenging economic climate, evidenced by depressed exploration and production activity, particularly in the US, and pricing pressure in many markets. In response, Schlumberger’s management undertook significant cost control measures in 2010 and took other actions to maintain profitability during this difficult period. The oil and gas industry was also affected by the Macondo well catastrophe in April 2010 and the ensuing moratorium on exploration in the Gulf of Mexico. Schlumberger responded by taking swift action to redeploy field personnel out of the Gulf area where possible and to reduce headcount when other solutions were not possible.

Despite the economic challenges the Company faced in 2010, full-year revenue reached $27.45 billion, representing organic growth of approximately 5%, and the Company returned approximately $2.75 billion to its stockholders through dividends and stock repurchases. 2010 was also a year of tremendous positive change for the Company, highlighted by such significant events as the acquisitions of Smith International an $11 billion transaction, and Geoservices, a $1 billion transaction. The acquisitions complement the Company’s operations, product development and expertise, and enhance the Company’s overall breadth and global competitiveness. Furthermore, Schlumberger management took several other key operational, strategic and economic measures in 2010 to better position the Company for the long-term, in addition to the acquisitions of Smith and Geoservices and the cost-control measures described above. Schlumberger’s executives also achieved the following goals, many of which were also aligned with their individual objectives:

•	retaining valuable technical employees;

•	continuing Schlumberger’s technology leadership by investing approximately $919 million in research and engineering;

•	implementing mechanisms necessary to keep costs in line with activity;

•	continuing to improve execution through the refinement of the Company’s Engineering, Manufacturing and Sustaining organization and its “Excellence in Execution” initiative; and

•	beginning to integrate the Smith and Geoservices businesses and realizing expected Smith-related synergies sooner than expected.

Executive Compensation Program Overview

Schlumberger has a very strong pay-for-performance culture that runs through the whole Company and starts at the top with the named executive officers. The Company believes that attracting and retaining the best talent is key to delivering superior stockholder returns, and that a competitive compensation package is critical to achieving this. As the world’s leading oilfield services company, the Company places critical importance on recruiting, developing, motivating and retaining top talent, both in the short-term and long-term. To this end, the Compensation Committee seeks to offer a competitive compensation package and generally seeks to provide compensation to the executive officers that is between the 50th and 75th percentiles of the two comparator groups. This range is a guideline, and the Compensation Committee retains the flexibility to set elements of target compensation at higher percentiles for strong business performance, for key skills in critical demand, and for positions that are of high internal value. In exceptional circumstances, the Company pays above the 75th percentile for performance that significantly exceeds the Company’s and the individual’s goals, or for purposes of motivation, reward and retention.

The following is a summary of important aspects of the executive compensation program discussed later in this CD&A.

•	The key elements of the program are base salary; performance-based annual cash incentive; and long-term equity incentives.

•	A significant portion of executive pay is in the form of variable compensation that is at risk, in order to align executive compensation with the Company’s business strategy and create long-term stockholder value.

•	Schlumberger executives have no employment, severance or change-in-control agreements (other than employment agreements for some executives who are transitioning into retirement).

•	Executives are offered very limited perquisites and do not participate in any executive pension or insurance plans, other than those providing supplemental benefits (available to all eligible employees) to cover income that exceeds plan limits.

•	Schlumberger has a compensation recovery, or “clawback,” policy that allows the Board to recoup performance-based cash awards in the event of specified restatements of financial results.

•	Schlumberger’s executives are subject to stock ownership guidelines and are prohibited from hedging against the economic risk of such ownership.

Compensation Decisions in 2010

The main elements and goals of Schlumberger’s executive compensation program did not change from fiscal year 2009 to fiscal year 2010. However, the Compensation Committee continued to focus on achieving the right mix and level of compensation to retain and motivate top executives through the difficult business conditions that prevailed through 2010.

The Compensation Committee took the following actions for 2010:

•	As the result of a management reorganization to prepare for the future succession of the CEO, Paal Kibsgaard was appointed Chief Operating Officer effective February 8, 2010. As a consequence, Mr. Kibsgaard’s salary was increased from 600,000 Euros to 750,000 Euros and his performance-based annual incentive range from 0-75% to 0-100%. Also effective February 8, Mr. Belani was appointed President, Reservoir Characterization Group, replacing Mr. Kibsgaard, and his salary was increased from 500,000 Euros to 550,000 Euros. At the same time, Mr. Sbiti, previously Executive Vice President, Schlumberger Limited, became Executive Advisor to the Chairman and CEO.

•	Other than salary adjustments made in connection with the foregoing appointments, the only named executive officer who received a base salary increase in January 2010 was Mr. Ayat, the Company’s Chief Financial Officer.

•	Payout of the financial incentive that was made in February 2011 for performance in 2010 was 129% of target, largely due to 2010 growth in earnings per share, well short of the maximum 200% potential payout;

•	The Compensation Committee granted stock options in January 2010 with a grant date dollar fair value estimated to be generally between the 50th and 75th percentiles, or higher, of the Company’s oil industry and general industry peer groups. However, grants of long-term equity incentives (“LTI’s”) within the two peer groups were higher than preliminary estimates in January 2010 had indicated due to the uncertainty in early 2010 following the global economic crisis that began in late 2008. As a result, when the Compensation Committee conducted another review of executive officer compensation in October 2010, the named executive officer LTI values for January 2010 were ultimately found to be generally at or below the 50th percentile of both peer groups. The Compensation Committee agreed to review LTI awards at the January 2011 Compensation Committee in light of the foregoing to better ensure that the 2011 LTI’s of the named executive officers were more competitive with respect to the 2011 peer groups.

•	Effective February 4, 2010, the Compensation Committee approved additional stock option grants to Messrs. Kibsgaard and Pai in connection with the management reorganization and succession planning changes discussed above. Mr. Kibsgaard received a grant of $1,500,000 in stock options representing 64,000 shares and Mr. Pai received a grant of $1,600,000 in stock options representing 68,000 shares. On October 21, 2010, the Compensation Committee approved a further stock option grant to Mr. Pai of $2,000,000, representing 83,334 stock options, for retention purposes and to recognize his outstanding performance and his continued contributions to the Company during the management reorganization after the appointment of Mr. Kibsgaard as COO.

Executive Compensation Philosophy

In keeping with the Company’s strong pay-for-performance culture, Schlumberger’s longstanding compensation philosophy is to pay senior executives and professional-level employees for demonstrable performance against goals that have been pre-established and carefully reviewed. Schlumberger’s compensation program is driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term, and to promote the Company’s values of people, technology and profitability. Promotion from within the Company is a key principle at Schlumberger, and all executive officers, including the named executive officers, have reached their current positions through career development with the Company. A diverse workforce is a very important part of Schlumberger’s cultural philosophy. Schlumberger believes its use of a consistent approach to compensation at all levels is a strong factor in achieving a diverse workforce comprising top global talent. While the amount of compensation may be different, each of the components of a professional-level employee’s compensation package is the same and is applied using broadly the same methodology, which is described below. Exceptions to this principle are generally due to local (i.e., country-specific) requirements.

Schlumberger’s compensation programs have been designed so that the higher an executive’s position in the Company, the larger the proportion of compensation that is contingent on positive stock price performance, the Company’s financial performance and/or individual performance, described as “at-risk” compensation. The Company believes that having a substantial portion of executive compensation be at-risk more closely aligns the interests of its executives with the long-term interests of Schlumberger and its stockholders. Accordingly, the named executive officers receive a greater percentage of their compensation through at-risk pay tied to Company performance than other executives.

Schlumberger’s executive compensation program consists of three primary elements, comprising the executives’ total direct compensation:

•	base salary;

•	performance-based annual cash incentive; and

•	long-term equity incentives.

These elements allow the Company to remain competitive in attracting and retaining top executive talent, and to motivate executives with current and potential future financial rewards. At the same time, this relatively simple compensation plan can be applied and communicated consistently to exempt employees of more than 140 nationalities working in approximately 80 countries globally. Schlumberger sees diversity of its work force as a business imperative enabling the Company to serve clients anywhere in the world.

Named executive officers generally receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local requirements. In the event of a change in control, the only compensation and benefits changes for all employees would be full vesting of any unexercised stock options and restricted stock units and full vesting in any account balance under the Company’s supplemental retirement savings plan. Change in control benefits with regard to stock options are described more fully in the section “Change in Control” following the Nonqualified Deferred Compensation table.

Employees globally (including named executive officers) are subject to an annual objectives-setting process and review, and their performance against these objectives affects the compensation they receive.

Framework for Setting Executive Compensation in 2010

Executive Compensation Goals

In establishing executive compensation, Schlumberger believes that:

•	compensation and benefits should be competitive with peer companies that compete with the Company for business opportunities and/or executive talent;

•	annual cash incentive and stock option awards should reflect progress toward Company-wide financial and personal objectives and should balance rewards for short-term and long-term performance; and

•	the Company’s policies should encourage executives to hold stock through stock option awards and stock ownership guidelines that align their interests with those of our other stockholders.

Management of Executive Compensation

Schlumberger’s executive officer compensation program is overseen by the Compensation Committee. The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Corporate Governance—Board Committees—Compensation Committee” above.

Role of Compensation Consultant

The Compensation Committee has engaged the independent consulting firm of Pay Governance with respect to executive compensation matters. Pay Governance, which focuses on advising boards of directors on executive compensation, was formed by former practitioners at the consulting firm Towers Watson, which previously provided executive compensation advisory services to Schlumberger’s Compensation Committee. For more information on this engagement, see “Corporate Governance—Board Committees—Compensation Committee” above.

Relative Size of Direct Compensation Elements

In setting executive compensation, the Compensation Committee considers the total direct compensation that it believes is appropriate to pay an executive officer, based on the size and mix of the compensation elements for executive officers against those of companies in the two comparator groups, as well as the other factors described in this CD&A. The Committee thus seeks to achieve an appropriate balance between immediate cash rewards that encourage achievement of annual financial and non-financial objectives and long-term equity incentives that promote long-term stock price performance.

As stated above, the Compensation Committee believes that delivering a significant portion of an executive officer’s compensation through equity-based compensation with a multi-year vesting schedule more closely aligns an executive officer’s interests to the long-term interests of the Company and the stockholders, and encourages the named executive officers to act as owners. However, the Compensation Committee does not aim to achieve a specific target of cash versus equity-based compensation or annual versus long-term incentive compensation.

The charts below show the average percentage of 2010 base salary, target cash incentive and 2010 long-term equity incentive (LTI) award for the named executive officers in comparison to the two external peer groups as presented in September 2009, and indicate that Schlumberger’s current pay mix is close to that of both peer groups. These charts are based on compensation data from Towers Watson’s September 2009 report.

The Compensation Committee relies on its own judgment in making compensation decisions for the named executive officers after reviewing the size and mix of the compensation elements for its executive officers against those of companies in the two comparator groups. The size and mix of each element of total direct compensation is based on:

•	external market practice of companies in the two comparator groups;

•	leadership, management and technical expertise, performance history, complexity of the position and responsibilities, growth potential, reporting structure and internal pay equity;

•	overall Company and individual performance; and

•	the recommendations of the CEO (except for his own compensation).

The percentage of at-risk compensation increases in relation to an executive officer’s increased responsibilities. This is because the more senior the job, the more the executive officer can affect Company results either positively or negatively, with a corresponding effect on his or her own compensation package. The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on positive annual results and positive stock price performance, described as “at risk” compensation, more closely aligns an executive officer’s interests with those of the stockholder. If the stockholder gains, the executive officer also gains, and vice-versa.

The Compensation Committee may at its discretion modify the mix of base pay, annual cash incentive and LTI’s, or otherwise adjust an NEO’s total compensation to best fit an executive officer’s specific circumstances. For example, the Committee may award more cash and not award a stock option grant to an executive officer who is approaching retirement. This provides more flexibility to the Committee to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the five-year vesting required for stock options. The Committee may also increase the size of stock option grants to an executive officer if the total number of career stock options granted does not adequately reflect the executive’s current position and level of responsibility within the Company, after a review of external market practice of companies in the two comparator groups and the other factors described immediately above.

Pay Mix and Internal Pay Equity Review

In October 2010, the Compensation Committee reviewed an analysis of pay mix and internal pay equity carried out by Pay Governance at the direction of the Compensation Committee. Regarding pay mix, the Committee reviewed the elements of pay for the Company’s executive officers, including the named executive officers, in relation to each other and in comparison with the average pay mix of the Company’s other executive officers. The Committee concluded that the mix of base salary, incentive cash bonus and LTI was appropriate for each named executive officer and for the rest of the Company’s officers, based on its evaluation of the relative size of direct compensation elements of the two external peer groups.

Regarding internal pay equity, the Committee reviewed the CEO position in relation to the other NEO positions, and the NEO positions both in relation to one another and in comparison with the average of the other executive officer positions. The Committee noted that the ratio between the CEO and the second-highest paid officer (Mr. Kibsgaard) had increased in comparison with the 2008 ratio when Mr. Sbiti was the second-highest paid officer. This was due to the fact that Mr. Kibsgaard was newly appointed to his position and his total direct compensation was below the 50th percentile of the COO position in both peer groups. The Committee also noted that total direct compensation amounts of the second, third and fourth highest paid officers were very close, whereas these had previously been more graduated from the highest to lowest. The Committee concluded that internal pay equity was appropriate for the time being and expected that it would evolve in line with organizational changes.

Pay for Performance

In July 2010, the Compensation Committee reviewed a pay-for-performance analysis that had been completed by Towers Watson at the direction of the Committee. The analysis was against the oil industry peer group as provided by Towers Watson, and provided data on the actual 2009 annual cash incentive paid in 2010 to named executive officers of companies in the oil industry peer group as a percentage of their target annual incentive. This was compared with net income growth, revenue growth, earnings per share (EPS) growth and total shareholder return (TSR) of the companies in the peer group for 2010. In making this comparison, the Compensation Committee reviewed the position of Schlumberger’s CEO against other CEOs in the oil industry peer group. It then separately reviewed the other named executive officers against other named executive officers in the oil industry peer group.

This review showed that while Schlumberger had performed at the 75th percentile in terms of net income growth, revenue growth and EPS growth, and had performed between the median and 75th percentile on TSR, it had paid below median bonuses. The Compensation Committee concluded that Schlumberger’s cash incentive pay practices were aligned with its pay-for-performance philosophy, although it appeared that Schlumberger had set more aggressive financial targets for its named executive officers than many companies in the oil industry peer group did, and had therefore paid its NEOs below median bonuses for above median performance.

Selection of Comparator Companies

The Compensation Committee annually approves the companies used in the executive compensation analysis based on surveys conducted by the Compensation Committee’s independent executive compensation consultant. The peer groups are based on criteria established and provided by the Committee, which include:

•	competition in the oilfield services industry;

•	global presence and scope of international operations;

•	competition for executive talent;

•	leadership position of the Company; and

•	comparable revenues.

To prepare for the compensation analysis, the Company’s executive compensation department works with Pay Governance to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer.

The Compensation Committee attempts to set the compensation of our executive officers at levels that are competitive with the two peer groups described below. While the comparator market data provide important guidance in making decisions on executive compensation, the Compensation Committee does not set compensation based on market data alone. The Committee also considers the value of an executive officer’s position to the Company, the market demand for those skills and the other factors described in this CD&A.

Two peer groups are used for the compensation analysis. The two peer groups were first reviewed in July 2009 and were then further reviewed in October 2009 in preparation for the January 2010 compensation review. There were no changes in the composition of the two comparator peer groups during these reviews.

The first peer group comprises 27 companies in the oil services, exploration and production, refining and pipeline industries, including 9 direct competitors in the oilfield services industry, all of which, with the exception of Parker Drilling, were part of the 2009 S&P 500 and the Philadelphia Oil Service Index (OSX). Seven non-US energy and energy-related companies that also met the established criteria were included in this peer group, reflecting the Company’s international operations. Although Schlumberger is an oilfield services company, the Compensation Committee decided that it is important to include oil exploration and production companies in the survey as they compete with Schlumberger for talent. Also, since Schlumberger is significantly larger than all of its direct competitors in the oilfield services industry, the Compensation Committee believed that the addition of the exploration and production companies provides a more complete comparator group.

OIL INDUSTRY PEER GROUP: Oil services, E&P, refining and pipeline companies

OIL INDUSTRY PEER GROUP: Oil services, E&P, refining and pipeline companies with median sales and assets similar to SLB
Anadarko Petroleum	Baker Hughes	BG Group	BHP Billiton	BJ Services

BP	Cameron International	Canadian Natural Resources	Chevron	ConocoPhillips

ENI, SPA	Exxon Mobil	Halliburton	Hess	Marathon Oil

Murphy Oil	Nabors Industries	Noble	Occidental Petroleum	Parker Drilling

Royal Dutch Shell	Smith International	Sunoco	Total	Transocean

Valero	Weatherford

Schlumberger uses a second, “general industry,” peer group (shown below) to provide data from similarly-sized companies and supplement the data from the oil group, whose companies are closest to Schlumberger in industry type but have widely varying revenue sizes. Excluded from this peer group are companies from industry sectors that do not have a global presence and are least comparable to Schlumberger’s areas of focus, such as companies in retail and financial services. Like the first comparator group, this second group also includes non-US companies. The Committee also considers data from the second peer group as it deems necessary or advisable insofar as data from the first peer group may not exist, or may be insufficient, for some executive officer positions.

The second group is also particularly relevant for staff positions, where the skills and experience may be easily transferable to other industries outside the oil industry.

In 2008, the general industry peer group included 38 companies with revenues from $15 billion to $40 billion and median revenue of $22.6 billion. Schlumberger’s total revenue for 2008 grew to $27 billion. Since the median of the same general industry peer was $23.8 billion in 2009 and because Schlumberger’s 2009 revenue decreased to $23 billion due to difficult business conditions, the Compensation Committee decided that it was appropriate to leave the revenue range the same as for 2009 and to continue to include companies with revenues from $15 billion to $40 billion for the January 2010 analysis. The Compensation Committee prefers to alter the peer group criteria as infrequently as possible to provide a stable basis for comparison.

GENERAL INDUSTRY PEER GROUP: $15B to $40B sales with technical and global focus

GENERAL INDUSTRY PEER GROUP: Companies with $15B to $40B sales and technical and global focus
3M	Abbott Laboratories	Accenture	Alcoa	Amgen lnc.

Apple	Arrow Electronics	Astrazeneca	BAE Systems	Bristol-Myers Squibb

Cisco Systems	Colgate-Palmolive	Deere & Co	E. I. du Pont de Nemours	Eaton Corp.

Eli Lilly	Emerson Electric	Freeport-McMoran Copper & Gold	Goodyear Tire & Rubber	Henkel

Honeywell	Intel	International Paper	Kimberly-Clark	Lafarge SA

Merck	Motorola	NIKE	PPG Industries	Raytheon

Schering-Plough	Schneider Electric	Sprint Nextel	US Steel	Whirlpool

Wyeth	Xerox

Elements of Compensation

Base Salary

Base salary is the fixed portion of an executive’s annual cash compensation, which provides some stability of income since the other compensation elements are variable and not guaranteed. On appointment to an executive officer position, base salary is set at a level that is competitive with base salaries in the two peer groups and takes into account factors such as the performance, experience and long-term potential of the individual, as well as internal pay equity and Company performance. Generally, base salaries for executive officers are targeted to be between the median and the 75th percentile of both peer groups.

Base salaries for each executive officer position are compared annually with similar positions in both peer groups. Base salary changes for executive officers, except the CEO, are recommended by the CEO and subject to approval by the Compensation Committee, taking into account:

•	market movement of comparable salaries in the two peer groups;

•	comparison to internal peer positions;

•	the Company’s performance during the year relative to the previous year and to its market peers; and

•	overall individual performance.

The base salary of the CEO is reviewed by the Compensation Committee in executive session and recommended to the independent members of the Board of Directors for approval, based on the same criteria as above.

Base salary for an executive officer position is generally fixed for several years, which means that increases are usually more significant when they occur. If business or individual performance is below target, the Compensation Committee has the discretion not to award any increase in base salary. The Compensation Committee may, on occasion, adjust an executive officer’s base salary during the year if the executive officer is promoted or if there is a significant change in his or her responsibilities. In this situation, the CEO (in the case of executive officers other than himself) and the Compensation Committee carefully consider these new responsibilities, external pay practices, retention considerations and internal pay equity, as well as past performance and experience. Base salary may also be reduced, such as when an executive officer moves to a position of lesser responsibility in the Company. Alternatively, base salary can be frozen for a number of years until it falls in line with comparable positions in the two peer groups.

Base Salary Decisions in 2010

The Compensation Committee carried out a review of the compensation of executive officers in January 2010. The Committee reviewed Mr. Gould’s base salary of $2,500,000, which had not been increased since January 2006, and decided that since it was above the 75th percentile of both peer groups, it would not be increased. Messrs. Kibsgaard, Pai, Belani and Sbiti received base salary increases in May 2009 and their base salaries were not reviewed in January 2010. The only named executive officer who received a base salary increase in January 2010 was Mr. Ayat, the Company’s Chief Financial Officer, whose salary was increased by 20% to $900,000 to bring him more in line with the general industry peer group. This placed him above the 75th percentile of the oil industry peer group and between the 50th and 75th percentile of the general industry peer group. The salaries for the other named executive officers generally were between the 50th and 75th percentile of both peer groups.

Appointment of Chief Operating Officer (COO).  As discussed above in the section “2010 Executive Summary,” effective February 8, 2010, the Schlumberger Board of Directors approved the appointment of Mr. Kibsgaard as COO reporting to the CEO, Mr. Gould, on recommendation from the Nominating and Governance Committee. This appointment was made to prepare for the future succession of the CEO. In connection with Mr. Kibsgaard’s promotion, the Compensation Committee determined to increase his salary from 600,000 Euros to 750,000 Euros, which placed him above the 50th percentile for the oil industry peer group and between the 50th and 75th percentile of the general industry peer group.

Effective the same date, Mr. Sbiti was appointed Executive Advisor, reporting to the CEO. There was no change to Mr. Sbiti’s base salary and incentive for the remainder of 2010, however, effective January 1, 2011, Mr. Sbiti began a term of phased retirement, as generally described under the section “Retirement Practices” below, and his compensation was reduced accordingly. Also, effective February 8, 2010, Mr. Belani was appointed President, Reservoir Characterization Group to replace Mr. Kibsgaard. Mr. Belani’s base salary was increased from 500,000 Euros to 550,000 Euros, which placed him above the 75th percentile of both peer groups. The Compensation Committee decided that Mr. Belani’s base salary increase was appropriate due to the size and complexity of his new role.

Annual Cash Incentive

The Company pays annual performance-based cash incentives to named executive officers to foster a results-driven, pay for performance culture and to align their interests with those of Schlumberger’s stockholders. The Compensation Committee selects performance-based measures which it believes will motivate an executive to increase operating results in the short-term as well as drive profitable long-term Company growth and value for stockholders. Incentive cash payments are made in February according to the achievement of both personal and financial objectives during the previous fiscal year. The annual cash incentive for the named executive officers ranges from 0% to 75% to 0% to 100% of base salary, depending on the position. Half of the potential range is based on the satisfactory completion of personal objectives and the other half of the potential range is based on the achievement of Company financial objectives, which is described in the section below entitled “2010 Annual Cash Incentive.”

The Committee increased Mr. Kibsgaard’s incentive compensation range from 0-75% to 0-100%, in recognition of his significantly increased responsibilities as COO and based on comparative data from the two peer groups. Otherwise, the incentive ranges of the named executive officers did not change for 2010.

The financial half of the incentive cash payment for NEOs has an incremental financial element, which means that the maximum incentive opportunity can be up to 200% of target with respect to the financial part based on achievement of superior financial results. This enhanced incentive is only applied to the CEO, executive officers and other specified positions that have a significant impact on the Company’s success. The Compensation Committee reviews and recommends to the full Board the financial objectives for both the CEO and the other executive officers. The Committee approves the personal objectives for the CEO and assesses his performance against those objectives in determining the annual cash incentive award, subject to final approval by the Board. The CEO approves the personal objectives for the other executive officers, including the other named executive officers, and the Committee reviews and approves the results. The half of the incentive based on personal objectives has no positive incremental element, meaning the maximum payout with respect to this half of the annual incentive is 100%.

2010 Annual Cash Incentive

As in previous years, the financial half of the annual cash incentive for all executive officers in 2010 was based on diluted earnings per share from continuing operations (“EPS”).

The Compensation Committee selected EPS as the most appropriate measure upon which to base the financial portion of the annual cash incentive because it is the primary basis on which we set our performance expectations for the year; we believe that consistent EPS growth leads to long-term stockholder value; and EPS is the metric most widely used by investors and analysts to evaluate the performance of Schlumberger. When considering the Company’s operating results, the Compensation Committee has the discretion to decide whether to take into account the effect on EPS of unusual or infrequent charges or gains, depending on the nature of the item. The Compensation Committee exercises its discretion when it believes that executives and other employees would be unfairly harmed by, or would unfairly benefit from, these items.

The process used to set these annual EPS targets starts with a review of plans and projections following bottom-up planning from the field, which considers factors such as:

•	activity growth potential as measured by the number of rigs;

•	pricing;

•	anticipated exploration and production (E&P) spending; and

•	introduction of new technology.

In 2008, the EPS objective had provided the opportunity to increase the financial half of the annual cash incentive from 100% to 300% of the incentive potential for those eligible, due to the significant potential for growth. However, due to the difficult business outlook at the beginning of 2009, the Compensation Committee decided that the maximum incentive opportunity for the financial-based portion of the annual incentive would be 200% instead of the 300% available in previous years. The Committee believed it was important to set EPS targets which, while very difficult to achieve in the context of the global recession, were realistic. Since the prospects for 2010 continued to look challenging, with the EPS earnings forecast to be just 7% higher than 2009, the Committee decided that it was still appropriate to retain the maximum financial incentive at 200%.

The performance targets and corresponding payouts for the financial half of the 2010 annual cash incentive were as follows:

•	An EPS of at least $2.50 was needed to trigger a payment of 50% of the financial half of the incentive payment, below which no financial incentive would be paid. The EPS target of $2.50 represented an 11% reduction against EPS of $2.78 actually earned for 2009.

•	In order for 100% of the financial half of the incentive to be paid, 2010 EPS achieved had to be at least $2.78, which was the same as EPS earned for 2009.

•	An EPS of at least $3.20 was needed to achieve 200% of the financial half of the incentive, which represented a 15% increase against EPS earned for 2009.

If the EPS result achieved was between two targets, then the financial incentive payment would be prorated. As in prior years, no cash incentive would be paid if the minimum 2010 EPS target was not met.

Schlumberger’s 2010 EPS was $2.86, excluding $0.46 of unusual charges and a $0.98 gain relating to our previously-held investment in MI-SWACO but including the dilutive impact of the Smith transaction, which was approximately $0.04 on full-year EPS. A significant portion of these unusual charges related to the acquisition of Smith, which had not been factored into 2010 EPS targets since at the time the goals were set, a transaction with Smith had not been confirmed. In addition to charges related to the Smith acquisition, the unusual charges included charges related to overhead reductions and the restructuring of North America and Mexico operations.

The Compensation Committee decided that, for purposes of calculating the financial half of the cash incentive payment, it would exclude all of these charges in arriving at target EPS. The Committee decided to exclude these charges because it believed that the actions taken were in the Company’s best interest and that it was not appropriate to adjust the financial half of the cash incentive payment because of the effects of these unusual charges and credits on the Company’s 2010 earnings. Similarly, the Committee believed that it was not appropriate to include either the $1 billion gain arising from our investment in M-I SWACO or the $0.04 dilutive effect of the Smith transaction, as those were not related to Schlumberger’s ordinary operations. Therefore, the Committee approved an EPS achievement of $2.90, which excluded the dilutive impact of the Smith transaction and all of the 2010 charges and credits described above, and which resulted in a payout of 129% of the financial half of the annual cash incentive.

The second half of the annual cash incentive is related to personal objectives that are specific to each executive officer position and may relate to:

•	technology or geographical profitability or revenue growth;

•	new technology introduction and market penetration;

•	acquisitions or divestitures;

•	non-financial goals that are important to the Company’s success, including:

•	people-related objectives such as retention and diversity;

•	ethics and compliance;

•	safety objectives; and

•	any other business priority.

The award for the personal half of the cash incentive was based on the specific results each named executive officer achieved, as approved by the Compensation Committee. Personal objectives are set at the start of the fiscal year and do not have a formal weighting. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other named executive officers against their personal objectives, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee evaluates the performance of the CEO in a similar way, subject to approval by the full Board.

Messrs. Gould, Kibsgaard and Pai had objectives on safety and security, which were mostly achieved.

Messrs. Gould, Kibsgaard, Pai and Belani had objectives on people, including diversity and retention of key talent, which were mainly achieved.

Messrs. Gould, Ayat and Pai had objectives on M&A, which were achieved.

All of the named executive officers, with the exception of Mr. Sbiti, had objectives on cost management and efficiency, including the restructuring of North America and the functions, all of which were achieved.

Messrs. Gould, Kibsgaard, Pai, and Belani had objectives on marketing and technology development, which were largely achieved.

Messrs. Gould and Ayat had objectives on capital structure, which was mostly achieved. Mr. Ayat also achieved an objective on debt management.

Messrs. Kibsgaard and Pai had objectives on quality, which were achieved.

Mr. Kibsgaard had objectives on Engineering, Manufacturing and Sustaining, which were partly achieved.

Mr. Gould also achieved his objectives regarding the CEO succession process and Company-wide compliance programs.

Mr. Sbiti had objectives relating to Schlumberger’s activities in Kuwait and Iraq as well as Research and Development in the Middle East, all of which were achieved.

2010 Annual Incentive as a Percentage of Base Salary

	Total Incentive	Financial Half	Financial Half	Personal Half	Personal Half	Total 2010
	Range	Range	Incentive	Range	Incentive	Incentive Paid
	Eligibility	Eligibility	Achieved	Eligibility	Achieved	as a % of
Name	(%)	(%)	(%)	(%)	(%)	Base Salary

A. Gould	0-100	50	64.5	50	47.5	112
S. Ayat	0-100	50	64.5	50	48	112.5
P. Kibsgaard	0-100	50	64.5	50	45	109.5
S. Pai	0-75	37.5	48.4	37.5	32.5	80.9
A. Belani	0-75	37.5	48.4	37.5	32.5	80.9
C. Sbiti	0-100	50	64.5	50	20	84.5

Long-Term Equity Compensation—Stock Options

Stock options are designed to give high-value employees, including named executive officers, a longer-term stake in the Company, provide incentives for future performance, act as a long-term retention tool and align employee and stockholder interests over the longer term. Schlumberger currently uses stock options as its sole long-term incentive for executive officers as it believes that they best align employee incentives with stockholder interests. Since a financial gain from stock options is possible only after the price of the common stock has increased, the Company believes that grants of stock options motivate executives and other employees toward behavior that benefits all stockholders.

The Compensation Committee grants stock options to reward past performance but also to retain executive officers and to provide incentives for future exceptional performance. The value of a stock option grant increases with the level of position, and for the CEO and other named executive officers is typically the largest element of the total compensation package. In determining the value of grants of stock options to be made to executive officers, the Compensation Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants for the other NEOs), consider numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;

•	review of total direct compensation for comparable positions in the comparator groups;

•	the size and mix of the compensation elements for an executive officer;

•	retention;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	the total value and number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants; and

•	a review of the internal equity of peer position career grants.

Once the dollar value of the stock option grant for a named executive officer has been determined based on the above factors, it is converted into a number of stock options on a fair value basis using the Black-Scholes formula.

Stock Options Granted to Executive Officers in 2010

January 2010 Stock Option Grants. The table below details the approximate dollar value and number of stock options granted in January 2010 to the named executive officers. The approximate dollar value of each grant was used by the Compensation Committee to determine the number of options granted. The actual grant date fair value of each grant, computed in accordance with applicable accounting standards, is disclosed in the Grants of Plan-Based Awards For Fiscal Year 2010 table below.

The values given to equity compensation awards by the Compensation Committee are only estimates, and the actual value that may be realized by the NEOs depends on the NEOs’ continued service and Schlumberger’s future stock price performance.

January 2010 Stock Option Grants

	Approximate Dollar
Name	Value of Grant	Number of Options Granted
A. Gould	$9,000,000	355,000
S. Ayat	$2,400,000	95,000
P. Kibsgaard	$1,200,000	47,000
S. Pai	$1,200,000	47,000
A. Belani	$1,500,000	59,000
C. Sbiti	$3,000,000	118,000

With respect to the January 2010 grants, the Committee took into account that even though 2009 was an extremely difficult year, during which global economic conditions deteriorated and Schlumberger revenue declined by 16% due to lower customer spending and lower commodity prices, Schlumberger delivered net income of over $3 billion and EPS, excluding charges and credits, of $2.61.

The Compensation Committee in January 2010 approved the following awards, based on peer market data then available to the Committee:

•	an award of $9,000,000 in stock options to Mr. Gould, which was at the 75th percentile of the oil industry and between the 50th and 75th percentiles of the general industry. This grant was recommended by the Compensation Committee and approved by the Board.

•	Mr. Ayat was awarded $2,400,000 in stock options, which was between the 50th and 75th percentiles of both peer groups.

•	Messrs. Kibsgaard and Pai were each awarded $1,200,000 in stock options, to place them between the 50th and 75th percentiles of the oil industry and at the 50th percentile of the general industry.

•	Mr. Belani received $1,500,000 in stock options, placing him at the 50th percentile of the general industry. There was insufficient data for Mr. Belani’s position for the oil industry.

•	Mr. Sbiti received $3,000,000 in stock options, which was above the 75th percentile of the oil industry and between the 50th and 75th percentiles of the general industry.

As explained in the 2010 Executive Summary above, when the Compensation Committee later reviewed market data from both peer groups in October 2010, it was obvious that peer group LTI amounts awarded during 2010 were higher than had been estimated in January 2010, due to the improved economic outlook during 2010 following the global economic crisis that began in late 2008. This resulted in the Company’s LTI awards being at or near the 50th percentile of both peer groups. Additionally, following the acquisition of Smith, the scope of the named executive officer positions had increased in size in line with the increased revenue of the Company. When the amount of the January 2010 LTI’s had been determined, Schlumberger had annual revenues of $23 billion and its 2010 general industry peer group included companies with revenues from $15 billion to $40 billion. After the acquisition of Smith, Schlumberger’s 2011 revenue was forecast to be more than $35 billion and the 2011 general industry peer group was modified to include companies with revenues from $25 billion to $50 billion to better reflect the increased size of the Company. The Compensation Committee agreed to focus on LTI awards at the January 2011 Compensation Committee to better ensure that the 2011 LTI’s of the named executive officers are competitive with LTI’s of companies in the new 2011 peer groups.

February and October 2010 Stock Option Grants. The Compensation Committee approved an additional award of $1,500,000 in stock options representing 64,000 shares for Mr. Kibsgaard effective February 8, in recognition of his appointment as COO. This placed Mr. Kibsgaard’s total direct compensation above the 50th percentile of the oil industry and above the 50th percentile of the general industry, taking into account his new base salary, new target incentive and both 2010 LTI grants.

The Compensation Committee also awarded an additional stock option grant to Mr. Pai of $1,600,000 in stock options representing 68,000 shares for retention purposes. In October 2010, the Compensation Committee approved a further stock option grant to Mr. Pai of $2,000,000 in stock options representing 83,334 shares for retention purposes and in recognition of his outstanding performance with the Company’s restructuring efforts and continued contributions to the Company during the management reorganization after the appointment of Mr. Kibsgaard as COO.

February 2010 Stock Option Grants

	Approximate Dollar
Name	Value of Grant	Number of Options Granted
P. Kibsgaard	$1,500,000	64,000
S. Pai	$1,600,000	68,000

October 2010 Stock Option Grant

	Approximate Dollar
Name	Value of Grant	Number of Options Granted
S. Pai	$2,000,000	83,334

Stock Option Granting Process

The Compensation Committee is responsible for granting options under Schlumberger’s stock option and incentive plans. The Committee approves a preliminary budget for stock option grants for the following year at each October Compensation Committee meeting. Management determines the allocation for groups within the Company and individual recommendations are made by the heads of the groups and approved by the CEO. The Compensation Committee approves and grants all stock option awards, including executive officer awards, which are recommended by the CEO, except for his own. Awards for executive officers other than the CEO are granted by the Compensation Committee and discussed with the Board of Directors. Awards for the CEO are granted by the Committee following approval by the full Board.

The regular Board of Directors and Compensation Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, on the third or fourth Thursday of January, April, July and October, and the committee meetings held the day before each Board meeting. The timing of these committee meetings is not determined by any of the Company’s executive officers and is usually two days in advance of the Company’s announcement of earnings. The Compensation Committee sets the grant date as the day of the Board meeting. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time stock option grant decisions are made, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, annual stock option grants are made at the January meeting of the Compensation Committee, although specific grants may be made at other regular meetings to recognize the promotion of an employee, a change in responsibility or a specific achievement. It is Schlumberger’s policy to make awards to executive officers and other employees at the same time.

The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading price of the Schlumberger common stock on the NYSE on the date of grant, which has been Schlumberger’s practice for many years.

Stock options generally have five-year ratable vesting, except for those granted to employees in France, which have four-year cliff vesting (meaning that all options vest at a single point in time), and those granted to Andrew Gould in January 2010, which have three-year ratable vesting. The Board and the Compensation Committee have the discretion to grant stock options with different vesting schedules as they deem necessary.

Important Factors in Understanding Schlumberger’s Use of Stock Options

The Company’s stock option plans do not permit the following:

•	granting of stock options at a price below the fair market value on the grant date;

•	re-pricing, or reducing the exercise price of a stock option;

•	substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant; or

•	granting options with a “reload” feature.

Executive Stock Ownership Guidelines

The Compensation Committee and management believe strongly in linking executive long-term rewards to stockholder value. As a result, the Committee has established the following stock ownership guidelines applicable to executive officers and other key position holders.

Title	Stock Ownership Guidelines
CEO	5 times base salary
COO	3 times base salary
Other Officers	1.5 times base salary
Key Staff Positions	1 times base salary

Each executive covered by the guidelines must hold in shares at least 30% of their entire gain on every stock option exercise for a period of six months. Those who do not meet the guidelines after the six-month holding period must continue to hold the shares until the guidelines are met. There is no specified timeline to achieve the guidelines, as many of the executives do not exercise their stock options until the later part of their option term.

The stock ownership guidelines also specify that any individual covered by this policy may not purchase, sell or enter into any other market transactions with respect to Schlumberger stock during any “blackout” period. A blackout period usually applies from the beginning of the first day following the last month of each fiscal quarter (January, April, July and October 1 of each year) up to and including two full trading days after the public release of Schlumberger’s quarterly or annual financial results. In addition to the regularly scheduled blackout periods, Schlumberger may impose additional blackout periods during which there may be material non-public information about Schlumberger, such as major acquisitions and divestitures.

Prohibition on Speculation in Schlumberger Stock

Schlumberger’s stock ownership guidelines prohibit executives from speculating in the Company’s stock, which includes, but is not limited to, short selling (profiting if the market price of the common stock decreases); buying or selling publicly traded options, including writing covered calls; and hedging or any other type of derivative arrangement that has a similar economic effect.

Benefits

Retirement Benefits

In line with Schlumberger’s aim to encourage long-term careers with the Company and to promote retention, retirement plans are provided, where possible, for all employees, including named executive officers, according to local market practice. Schlumberger considers longer-term benefit plans to be an important element of the total compensation package. The pension plans provide for lifetime benefits upon retirement after a specified number of years of service and take into account local practice with respect to retirement ages. They are designed to complement but not be a substitute for local government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. The qualified plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and/or regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans that provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on:

•	annual compensation that can be taken into account under qualified plans, or

•	annual benefits that can be provided under qualified plans.

Officers and other employees in the United States whose compensation exceeds the qualified plan limits are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension, whereby they receive correspondingly higher benefits. Employees and executive officers assigned outside the United States are entitled to participate in the applicable plans of the country where they are assigned, including supplemental plans where available.

Retirement Practices

The Company has a practice of phased retirement, which may be offered to executive officers (other than the CEO) approaching retirement, at the discretion of the Company. This practice involves a transition into retirement whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary over time for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two to three years as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to provide for a smooth succession and to provide resources to the Company in particular areas of expertise. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance, and the executive officer continues to vest in previously granted stock options. The executive officer, however, is no longer eligible for additional stock options or, once his or her work time is reduced, for an annual cash incentive.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical coverage and life and disability insurance, on a country-by-country basis in line with market conditions. Where the local practice is considered to be less than the Schlumberger minimum standard, the Company generally offers this Schlumberger standard. Executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for executive officers.

Perquisites

Schlumberger provides only minimum perquisites to its executive officers, which (as to the named executive officers) have been identified in the narrative notes to the Summary Compensation Table. The same perquisites are generally available to all professional-level employees. For example, relocation assistance is provided to employees based on a Company-wide basis.

No Employment Agreements

Schlumberger does not have employment, severance or change-in-control agreements for any of its executive officers, except for those in connection with phased retirement as described above. The Company’s executive officers serve at the will of the Board of Directors, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time.

Recoupment of Performance-based Cash Awards

On the recommendation of the Compensation Committee in July 2006, the Board of Directors adopted a policy on recouping performance-based cash awards in the event of specified restatements of financial results. Under the policy, if financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based cash awards paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, require recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

Impact of Accounting and Tax Treatment

Accounting Treatment

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model in accordance with applicable accounting standards. Once the fair value of each award is determined, it is expensed in the Company’s income statement ratably over the vesting period.

Tax Treatment

The Company grants both incentive stock options and non-qualified stock options according to US tax regulations. The Company has a qualified French sub plan for stock options, restricted stock and restricted stock units to comply with French regulatory requirements. Stock options granted under the French sub plan have four-year cliff vesting rather than the usual five-year ratable vesting, and restricted stock and restricted stock units granted under the French sub plan have two-year cliff vesting and a two-year holding period rather than the usual three-year cliff vesting schedule.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual covered employee. The Company’s stock option plans provide qualified performance-based compensation for purposes of Section 162(m) and are not subject to the $1 million limitation. The Compensation Committee continues to believe that the cash compensation payable in excess of this amount for the named executive officers will not result in any material loss of tax deduction relative to the flexibility gained. Section 409A of the Internal Revenue Code requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax. The Company’s compensation programs and awards are designed to make them exempt from or compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

Tony Isaac	Adrian Lajous
Michael E. Marks, Chair	Elizabeth Anne Moler

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE

2010 Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2010 to the Chief Executive Officer, the Chief Financial Officer and the next four most highly compensated executive officers as of December 31, 2010 (collectively, the “named executive officers”).

							Change in
							Pension Value &
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and			Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	($)(7)	($)	($)(8)	($)(7)	Earnings ($)(9)	($)(10)		Total ($)
A. Gould	2010	2,500,000	N/A	N/A	8,938,900	2,800,000	1,104,721	214,375	(11)	15,557,996
Chairman and Chief	2009	2,500,000	N/A	N/A	8,650,280	1,787,500	944,323	181,250		14,063,353
Executive Officer	2008	2,500,000	N/A	N/A	9,636,575	1,125,000	1,168,399	437,500		14,867,474
P. Kibsgaard(1),(2)	2010	979,416	N/A	N/A	2,670,820	1,072,510	203,730	27,006	(12)	4,953,482
Chief Operating Officer	2009	746,451	N/A	N/A	2,889,100	362,136	128,129	202,964		4,328,780
S. Ayat	2010	900,000	N/A	N/A	2,392,100	1,012,500	513,898	113,320	(13)	4,931,818
Executive Vice	2009	750,000	N/A	N/A	1,590,125	536,250	400,685	116,559		3,393,619
President and Chief	2008	750,000	N/A	N/A	1,779,060	315,000	374,420	161,064		3,379,544
Financial Officer
S. Pai(3)	2010	796,813	N/A	N/A	4,491,811	644,489	598,600	101,303	(14)	6,633,016
Vice President,	2009	785,945	N/A	N/A	2,051,485	403,814	363,433	126,423		3,731,100
Operations	2008	717,844	N/A	N/A	1,186,040	229,794	275,071	207,566		2,616,315
A. Belani(4)	2010	724,879	N/A	N/A	1,485,620	586,321	425,995	116,987	(15)	3,339,802
President Reservoir Characterization Group
C. Sbiti(5),(6)	2010	1,287,654	N/A	N/A	2,823,740	1,088,100	1,350,545	251,794	(16)	6,801,833
Senior Executive	2009	1,178,927	N/A	N/A	5,025,000	783,981	275,832	82,569		7,346,309
Advisor	2008	1,032,478	N/A	N/A	3,263,400	443,953	547,786	173,436		5,461,053

(1)	Mr. Kibsgaard is paid in Euros. For purposes of this Summary Compensation Table, compensation has been determined using 2010 and 2009 average exchange rates of 1 U.S. Dollar = 0.753 Euros and 1 U.S. Dollar = 0.721 Euros, respectively.

(2)	Effective February 8, 2010, Mr. Kibsgaard was appointed Chief Operating Officer of Schlumberger Limited.

(3)	Mr. Pai is paid in Euros. For purposes of this Summary Compensation Table, compensation has been determined using 2010, 2009 and 2008 average exchange rates of 1 U.S. Dollar = 0.753 Euros, 1 U.S. Dollar = 0.721 Euros, and 1 U.S. Dollar = 0.678 Euros, respectively.

(4)	Mr. Belani is paid in Euros. For purposes of this Summary Compensation Table, compensation has been determined using the 2010 average exchange rate of 1 U.S. Dollar = 0.753 Euros.

(5)	Mr. Sbiti was paid in Euros for part of 2010. For purposes of this Summary Compensation Table, compensation has been determined using 2010, 2009 and 2008 average exchange rates of 1 U.S. Dollar = 0.753 Euros, 1 U.S. Dollar = 0.721 Euros, and 1 U.S. Dollar = 0.678 Euros, respectively.

(6)	Effective February 8, 2010, Mr. Sbiti became Senior Executive Advisor to the Chairman and Chief Executive Officer.

(7)	The annual cash incentive paid to Schlumberger’s named executive officers is included in the column “Non-Equity Incentive Plan Compensation.”

(8)	The amount reflected in this column is the aggregate grant date fair value for grants during the fiscal years shown, computed in accordance with applicable accounting standards. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated.

	2010	2009	2008

Dividend yield	1.2%	1.2%	1.0%
Expected volatility	35%	34%	31%
Risk free interest rate	2.8%	2.1%	3.2%
Expected option life	6.6 years	6.9 years	7.0 years
Weighted-average fair value per share	$24.35	$13.05	$29.21

(9)	The amounts in this column reflect the change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans. There are no nonqualified deferred compensation earnings reflected in this column because no named executive officer received above-market or preferential earnings on such compensation during 2008, 2009 or 2010.

(10)	All of the perquisites included and described in the column “All Other Compensation” are generally available to all of the Company’s exempt employees. Relocation assistance is provided to all employees on a Company-wide basis.

(11)	The amount disclosed for Mr. Gould includes the following:

Item

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$80,850
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$121,275
Contributions to Schlumberger Profit Sharing Plans	$4,900
Contributions to Schlumberger 401(k) Plan	$7,350
Total	$214,375

(12)	The amount disclosed for Mr. Kibsgaard includes the following:

Item

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$22,106
Contributions to Schlumberger Profit Sharing Plans	$4,900
Total	$27,006

(13)	The amount disclosed for Mr. Ayat includes the following:

Item

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$23,825
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$35,738
Contributions to Schlumberger Profit Sharing Plans	$4,900
Contributions to Schlumberger 401(k) Plan	$7,350
Perquisites:
Allowance in lieu of hotel expenses	$37,342
Cost of annual trip home	$4,165
Total	$113,320

(14)	The amount disclosed for Mr. Pai includes the following:

Item

Contributions to Schlumberger Non-U.S. Profit Sharing Plans	$59,047
Perquisites:
Child education expenses	$38,912
Relocation expenses—miscellaneous	$1,397
Medical coverage for child	$1,947
Total	$101,303

(15)	The amount disclosed for Mr. Belani includes the following:

Item

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$16,542
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$24,812
Contributions to Schlumberger Profit Sharing Plans	$4,900
Contributions to Schlumberger 401(k) Plan	$7,350
Perquisites:
Relocation expenses—miscellaneous	$5,967
Child education expenses	$37,915
Cost of annual trip home	$19,501
Total	$116,987

(16)	The amount disclosed for Mr. Sbiti includes the following:

Item

Contributions to Schlumberger Non-U.S. Profit Sharing Plans	$110,000
Perquisites:
Vacation payout due to transfer	$141,794
Total	$251,794

Grants of Plan-Based Awards for Fiscal Year 2010

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to Schlumberger’s named executive officers during the year ended December 31, 2010.

					All Other
					Option			Full
					Awards:	Exercise	Closing	Grant Date
		Estimated Possible Payouts Under			Number of	or Base	Market	Fair Value
		Non-Equity Incentive Plan Awards(1)			Securities	Price of	Price on	of Stock
					Underlying	Option	Grant	and
	Grant				Options	Awards	Date	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	(#)(2)	($/Sh)(3)	($/Sh)	Awards ($)
A. Gould	1/21/10	637,500	2,187,500	3,750,000	355,000	68.505	68.31	8,938,900
P. Kibsgaard	1/21/10	249,751	856,989	1,469,124	47,000	68.505	68.31	1,183,460
P. Kibsgaard	2/4/10				64,000	63.760	62.50	1,487,360
S. Ayat	1/21/10	229,500	787,500	1,350,000	95,000	68.505	68.31	2,392,100
S. Pai	1/21/10	152,390	522,909	896,415	47,000	68.505	68.31	1,124,710
S. Pai	2/4/10				68,000	63.760	62.50	1,542,920
S. Pai	10/21/10				83,334	64.225	64.31	1,824,181
A. Belani	1/21/10	138,633	475,702	815,489	59,000	68.505	68.31	1,485,620
C. Sbiti	1/21/10	328,352	1,126,697	1,931,481	118,000	68.505	68.31	2,823,740

(1)	These columns show the possible payouts for each named executive officer for fiscal year 2010 based on goals set in January 2010. The possible payouts are performance-driven and completely at risk. The cash incentive amounts actually earned for 2010 and payable in 2011 are reflected in the “Non-Equity Incentive Plan” column of the Summary Compensation Table. For information regarding the annual cash incentive paid to Schlumberger’s named executive officers with respect to 2010 performance, please read “Compensation Discussion and Analysis—Elements of Compensation—2010 Annual Incentive.”

(2)	The amounts disclosed in this column include option grants made pursuant to the following stock option plans:

	Schlumberger 2008	Schlumberger 2010
Name	Stock Option Plan	Stock Incentive Plan
A. Gould	355,000	—
P. Kibsgaard	111,000	—
S. Ayat	95,000	—
S. Pai	115,000	83,334
A. Belani	59,000	—
C. Sbiti	118,000	—

(3)	The exercise price is equal to the average of the high and low per share prices of Schlumberger common stock on the dates of grant, and may be paid in cash or by tendering shares of Schlumberger common stock. Applicable tax obligations may be paid in cash or by withholding of shares of Schlumberger common stock.

The stock options granted in January 2010, February 2010 and October 2010 vest in five equal annual installments, except for (i) options granted to employees in France, which are subject to four-year cliff vesting, and (ii) options granted to Mr. Gould in January 2010, which vest in three equal annual installments.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information regarding unexercised stock options outstanding for each of our named executive officers as of December 31, 2010.

		Number of Securities	Number of Securities
		Underlying	Underlying	Option	Option
	Option Grant	Unexercised Options	Unexercised Options	Exercise	Expiration
Name	Date	(#) Exercisable(1)	(#) Unexercisable(1)	Price ($)	Date
A. Gould	1/18/2006	800,000	0	54.235	1/18/2016
	1/17/2007	240,000	160,000	58.455	1/17/2017
	1/17/2008	130,000	195,000	84.930	1/17/2018
	1/22/2009	136,000	544,000	37.845	1/22/2019
	1/21/2010	0	355,000	68.505	1/21/2020

P. Kibsgaard	1/18/2006	80,000	0	54.235	1/18/2016
	7/19/2006	24,000	6,000	63.545	7/19/2016
	1/17/2008	18,800	28,200	84.930	1/17/2018
	1/22/2009	20,000	80,000	37.845	1/22/2019
	4/23/2009	20,000	80,000	45.880	4/23/2019
	1/21/2010	0	47,000	68.505	1/21/2020
	2/4/2010	0	64,000	63.760	2/4/2020

S. Ayat	4/17/2002	60,000	0	27.873	4/17/2012
	1/15/2003	60,000	0	20.648	1/15/2013
	1/18/2006	60,000	0	54.235	1/18/2016
	1/17/2007	60,000	40,000	58.455	1/17/2017
	1/17/2008	24,000	36,000	84.930	1/17/2018
	1/22/2009	25,000	100,000	37.845	1/22/2019
	1/21/2010	0	95,000	68.505	1/21/2020

S. Pai	4/17/2002	160,000	0	27.873	4/17/2012
	1/18/2006	80,000	0	54.235	1/18/2016
	7/19/2006	24,000	6,000	63.545	7/19/2016
	1/17/2008	16,000	24,000	84.930	1/17/2018
	1/22/2009	17,000	68,000	37.845	1/22/2019
	4/23/2009	12,000	48,000	45.880	4/23/2019
	1/21/2010	0	47,000	68.505	1/21/2020
	2/4/2010	0	68,000	63.760	2/4/2020
	10/21/2010	0	83,334	64.225	10/21/2020

A. Belani	1/18/2006	100,000	0	54.235	1/18/2016
	1/17/2007	30,000	20,000	58.455	1/17/2017
	1/17/2008	24,000	36,000	84.930	1/17/2018
	1/22/2009	25,000	100,000	37.845	1/22/2019
	1/21/2010	0	59,000	68.505	1/21/2020

C. Sbiti	4/17/2002	100,000	0	27.873	4/17/2012
	1/15/2003	200,000	0	20.648	1/15/2013
	1/18/2006	260,000	0	54.235	1/18/2016
	1/17/2007	0	130,000	58.455	1/17/2017
	1/17/2008	0	120,000	84.930	1/17/2018
	1/22/2009	0	250,000	37.845	1/22/2019
	4/23/2009	0	125,000	45.880	4/23/2019
	1/21/2010	0	118,000	68.505	1/21/2020

(1)	Options granted from July 2003 to January 2006 have four-year ratable vesting and stock price appreciation is capped at 125% of the exercise price on the date of grant. The grants listed above that were made before and after these dates have five-year ratable vesting and no profit cap, except for (i) options granted to employees in France, which have four-year cliff vesting, and (ii) options granted to Mr. Gould in January 2010, which vest in three equal annual installments.

Option Exercises and Stock Vested for Fiscal Year 2010

The following table sets forth certain information with respect to stock options exercised by the named executive officers during 2010.

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise(#)	on Exercise($)
A. Gould	211,430	6,521,558
P. Kibsgaard	14,390	619,116
S. Ayat	65,000	1,566,205
S. Pai	120,000	4,027,620
A. Belani	—	—
C. Sbiti	360,000	13,953,060

Pension Benefits for Fiscal Year 2010

Schlumberger maintains the following pension plans for executive officers and other employees, which provide for lifetime pensions upon retirement, based on years of service:

•	Schlumberger Limited Pension Plan (“SLB Pension Plan”);

•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);

•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);

•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”);

•	Schlumberger French Supplementary Pension Plan (“SLB French Supplementary Plan”); and

•	Schlumberger International Staff Pension Plan (“SLB International Staff Pension Plan”).

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers.

		Number of
		Years of	Present Value
		Credited	of Accumulated	Payments During
Name	Plan Name	Service (#)(1)	Benefits ($)(2)	Last Fiscal Year

A. Gould	SLB Pension Plan	13.50	666,650	—
	SLB Supplementary Plan	11.00	7,886,580	—
	SLB International Staff Pension Plan	13.00	1,701,237	—

P. Kibsgaard	SLB Pension Plan	2.75	41,716	—
	STC Pension Plan	5.00	114,467	—
	SLB Supplementary Plan	2.75	218,229	—
	STC Supplementary Plan	4.25	162,295	—
	SLB International Staff Pension Plan	3.20	120,764	—

S. Ayat	SLB Pension Plan	4.25	270,623	—
	STC Pension Plan	0.75	65,055	—
	SLB Supplementary Plan	4.25	1,082,932	—
	STC Supplementary Plan	0.50	4,706	—
	SLB French Supplementary Plan	0.75	143,822	—
	SLB International Staff Pension Plan	10.60	731,988	—

S. Pai	SLB Pension Plan	5.00	223,310	—
	STC Pension Plan	7.25	203,990	—
	SLB Supplementary Plan	5.00	937,956	—
	STC Supplementary Plan	3.75	290,946	—
	SLB French Supplementary Plan	1.25	380,368	—
	SLB International Staff Pension Plan	9.60	285,665	—

A. Belani	SLB Pension Plan	5.75	351,223	—
	STC Pension Plan	2.58	38,897	—
	SLB Supplementary Plan	5.75	856,290	—
	STC Supplementary Plan	2.58	94,957	—
	SLB International Staff Pension Plan	10.00	454,474	—

C. Sbiti	STC Pension Plan	0.92	66,800	—
	SLB French Supplementary Plan	4.13	2,417,621	—
	SLB International Staff Pension Plan	16.88	2,154,520	—

(1)	The Company does not grant and does not expect to grant extra years of credited service to named executive officers under the pension plans. The number of years of credited service reflect each named executive officer’s actual years of service as a participant in each plan.

(2)	The present value of accumulated benefits is calculated using the 1994 Group Annuity Mortality Table and a discount rate of 5.50% at December 31, 2010. Retirement in each case is assumed to be the earlier of normal retirement age or December 31, 2010 if the named executive officer is employed after normal retirement age, or, as to Schlumberger’s U.S. plans, the date that the sum of the named executive officer’s age plus years of service has reached, or is expected to reach, age 85, but not before the named executive officer reaches age 55.

Tax-Qualified Pension Plans

Both the SLB Pension Plan and the STC Pension Plan are U.S. tax-qualified pension plans. These plans have substantially identical terms. Employees may participate in one or both of these plans in the course of their careers with Schlumberger, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan, and the employee’s length of service with Schlumberger. Since January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Normal retirement under these plans is at age 65, however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Additionally, under the “rule of 85,” an employee or executive officer who terminates after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Messrs. Gould and Sbiti are each eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a life-time annuity.

In 2004, the above plans were amended to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly-hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on the employee’s 401(k) contribution and the profitability of the Company in any year. None of the named executive officers were affected by this change.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

Both the SLB Supplementary Plan and the STC Supplementary Plan contain non-tax-qualified pension benefits. These plans have substantially identical terms and each plan provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the U.S. Internal Revenue Code (“U.S. IRC”) limits on (i) annual compensation that can be taken into account under qualified plans and (ii) annual benefits that can be provided under qualified plans. The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee leaves the Company before the age of 50, is terminated for cause or has violated a confidentiality arrangement involving the Company or its affiliates. Mr. Gould is eligible for retirement with an unreduced pension under the rule of 85. Nonqualified plan benefits are paid to an employee upon separation from service, provided the employee has attained the age of 55, or if earlier, the age of 50 with 20 years of service. Payment is made as a joint and survivor annuity, if married; otherwise, payment is made as a life only annuity. Payment to key employees is delayed six months following separation from service. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of ERISA.

French Supplementary Pension Plan

Effective January 2006, the Company adopted the SLB French Supplementary Plan for exempt employees in France. The plan complements existing national plans and provides a pension beginning at age 60 when the employee retires from Schlumberger and is eligible for a French state pension. The benefit is equivalent to 1.5% of admissible compensation above the earnings cap for less than fifteen years service and 2% of admissible compensation (generally base salary and cash incentive) for more than fifteen years service. No employee contributions are required or permitted. The benefit is paid as a life-time annuity. If an eligible employee leaves the Company before age 60 or is otherwise not entitled to a French pension, then the employee would not receive a benefit under the plan. If the eligible employee is terminated before age 60, is not subsequently employed and is otherwise entitled to a French pension, then the employee would receive a benefit under the plan. The Company does not grant and does not expect to grant extra years of credited service under the tax-qualified pension plans to executive officers.

International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees and that otherwise the employees would be unable to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the SLB International Staff Pension Plan for such employees. All of the Company’s named executive officers have either been in the SLB International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan provides for a lifetime annuity upon retirement based on a specified number of years of service. The plan is funded through cash contributions made by the Company or its subsidiaries along with mandatory contributions by employees.

Benefits under this plan are based on a participant’s admissible compensation (generally, base salary, incentive and geographical coefficient) for each year in which the employee participates in the plan and the employee’s length of service. The benefit earned from January 1, 1993 to January 31, 2009 is 2.4% of admissible compensation prior to completion of 15 years of service, and 3.2% of admissible compensation for each year of service after 15 years. Those employees who remained with Schlumberger beyond 20 years of service had the first 15 years of service upgraded to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement, at or after age 50 with 20 years of service.

Since January 1, 2010, the benefit earned has been equal to 3.5% of admissible compensation regardless of an employee’s years of service. Benefits earned on or after this date are payable upon normal retirement age, at or after age 60, or upon early retirement, at or after age 55.

Nonqualified Deferred Compensation for Fiscal Year 2010

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the named executive officers.

		Executive	Company	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	Plan Name	($)(1)	($)(2)	($)	($)	($)(3)
A. Gould	SLB Supplementary Plan	—	80,850	286,301	—	1,834,693
	SLB Restoration Plan	242,550	121,275	235,824	—	3,990,021
	International Staff Plan	—	—	247,794	—	1,942,133

P. Kibsgaard	SLB Supplementary Plan	—	22,106	34,324	—	182,912
	SLB Restoration Plan	—	—	2,906	—	80,311
	International Staff Plan	—	—	9,197	—	85,748

S. Ayat	SLB Supplementary Plan	—	23,825	35,078	—	171,395
	SLB Restoration Plan	71,475	35,738	32,769	—	319,784
	International Staff Plan	—	—	104,353	—	994,056

S. Pai	SLB Supplementary Plan	—	—	43,410	—	290,622
	SLB Restoration Plan	—	—	62,085	—	1,282,808
	International Staff Plan	—	59,047	26,908	—	309,939

A. Belani	SLB Supplementary Plan	—	16,542	30,800	—	163,279
	SLB Restoration Plan	124,062	24,812	37,010	—	609,896
	International Staff Plan	—	—	114,116	—	821,426

C. Sbiti	International Staff Plan	—	110,000	210,109	—	1,941,529

(1)	The amounts reported in the “Executive Contributions in last FY” column represent elective contributions of a portion of a named executive officer’s base salary to the Schlumberger Limited Restoration Savings Plan (which amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table).

(2)	The amounts reported in the “Company Contributions in last FY” column represent Schlumberger’s contributions to each named executive officer’s SLB Supplementary Plan, SLB Restoration Plan and International Staff Plan accounts (which amounts are also included in the “All Other Compensation” column of the Summary Compensation Table).

(3)	The amounts reported in the “Aggregate Balance at Last FYE” column represent balances from the Schlumberger Limited Restoration Savings Plan, the SLB Supplementary Plan and the International Staff Plan and include various amounts previously reported in the Summary Compensation Table as Salary, Non-Equity Incentive Plan Compensation or All Other Compensation.

Schlumberger maintains the following nonqualified deferred compensation plans for its employees, including executive officers:

•	SLB Supplementary Plan;

•	STC Supplementary Plan;

•	Schlumberger Limited Restoration Savings Plan (the “SLB Restoration Plan”);

•	Schlumberger Technology Corporation Restoration Savings Plan (the “STC Restoration Plan”); and

•	Schlumberger International Staff Profit Sharing Plan (the “SLB International Staff Plan”).

Except for the International Staff Plan, all nonqualified deferred compensation plan benefits are payable in cash from the Company’s general assets. All of these nonqualified plans are intended to qualify as “supplementary plans” or “foreign plans” exempt from certain requirements of Title I of ERISA.

SLB Supplementary Benefit Plan—Non-Qualified Profit Sharing

The SLB Supplementary Plan provides certain non-qualified defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms.

The SLB Supplementary Plan provides an eligible employee with discretionary Company profit sharing contributions that is not permissible under the applicable tax-qualified plan due to U.S. IRC limits on (1) annual compensation that can be taken into account under the qualified plan and (2) annual benefits that can be provided under the qualified plan. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plan, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the SLB Supplementary Plan if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or the Company’s affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan.

SLB Restoration Plan

The SLB Restoration Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms. The SLB Restoration Plan allows an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plan because of U.S. IRC limits on the amount of compensation that can be taken into account.

An eligible employee may elect in advance to defer a percentage (from 1% to 15%) of his or her compensation (generally base salary and cash incentive) over the U.S. IRC compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. For employees who participate in a Schlumberger pension plan, the amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. For employees who do not participate in a Schlumberger pension plan, the matching contribution is 100% on the first 6% deferred by the employee. The Company does not make a matching contribution in non-profitable years. Employees’ accounts are credited with interest, calculated to mirror the interest earnings of the Short-Term

Fixed Income Fund under the Schlumberger Master Profit Sharing Trust, which was 3.73% in 2010. Matching contributions and related interest vest based on the employee’s years of service, as follows:

2 years	33 1/3% vested
3 years	66 2/3% vested
4 years	100% vested

An employee’s account fully vests on his or her death, his or her 60th birthday or plan termination. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment. However, an employee forfeits all benefits under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates.

SLB International Staff Plan

Schlumberger maintains the SLB International Staff Plan, which provides for an annual employer contribution based on admissible compensation (generally base salary and cash incentive). Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the SLB International Staff Plan shall be forfeited upon a determination by the SLB International Staff Plan’s administrator that the employee’s separation from service was due to or in circumstances of fraud or misconduct detrimental to the Company, an affiliate or any customer.

Potential Payments Upon Termination or Change in Control for Fiscal Year 2010

No Additional Payments Upon Termination or Change in Control

Schlumberger’s executive officers generally receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local (country-specific) requirements. In line with this practice, executive officers do not have employment agreements, “golden parachutes” or change in control agreements, except for employment agreements in connection with phased retirement.

Phased Retirement

The Company has a practice of phased retirement, which may be offered to executive officers (other than the CEO) approaching retirement, at the discretion of the Company. Please read “Compensation Discussion and Analysis—Benefits—Retirement Practices” for a more detailed discussion.

Stock Options

All salaried employees who receive stock options are subject to the same terms and conditions in the event of a termination or change in control, except for certain options assumed in connection with the acquisition of Smith (none of which are held by the named executive officers).

Termination of employment

This section summarizes the consequences under the Company’s stock option plans and standard form of stock option award agreement in the event an option holder’s employment terminates.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period

Voluntary termination or termination by the Company other than for cause	No additional vesting	Exercisable (to the extent exercisable at termination) at any time within three months after termination.

Termination by the Company for cause	None	Vested and unvested options forfeited immediately.

Disability	Full vesting	Exercisable at any time during the 60-month period after termination due to disability or during the remainder of the option period, whichever is shorter.*

Retirement (as defined in the applicable plan or award agreement)	No additional vesting	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination due to retirement or during the remainder of the option period, whichever is shorter.

Death	Full vesting	Exercisable at any time during the 60-month period after termination due to death or during the remainder of the option period, whichever is shorter.

*	In order to preserve U.S. preferential tax treatment, the additional 60-month exercise period following a termination due to disability is not applicable to incentive stock options granted prior to January 2008, and such awards are exercisable for only 3 months following termination of employment.

Notwithstanding the vesting and exercisability provisions described above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if such holder engages in “detrimental activity” within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

If an optionee dies following termination of employment, but during the period in which the optionee would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the applicable laws of descent and distribution will be entitled to exercise the option until the earlier of (i) 60 months following the date of the optionee’s termination of employment or (ii) the expiration of the original term. Death following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of the optionee’s termination of employment.

Change in Control

Pursuant to Schlumberger’s stock options plans and standard form of stock option award agreement, in the event of any reorganization, merger or consolidation where Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, become fully exercisable and vested, and all holders will be permitted to exercise their options for 30 days prior to the cancellation of the awards as of the effective date of such event.

The following table sets forth the intrinsic value of the unvested stock options held by each named executive officer as of December 31, 2010 that would become vested upon the occurrence of any of the events described in the preceding paragraph. Due to the number of factors that affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the price of Schlumberger common stock.

Name	Amount ($)(1)
A. Gould	34,166,745
P. Kibsgaard	8,746,855
S. Ayat	6,991,825
S. Pai	8,686,378
A. Belani	5,951,105
C. Sbiti	21,141,510

(1)	Calculated based on the difference between the closing price of Schlumberger common stock on December 31, 2010 ($83.50) and the exercise price of the stock option as of such date.

If Schlumberger merges or consolidates with another entity and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock options plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive under the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, please read “Executive Compensation—Pension Benefits” and “—Nonqualified Deferred Compensation.”

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, all U.S. employees are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid.

DIRECTOR COMPENSATION IN FISCAL YEAR 2010

Directors who are employees of Schlumberger do not receive compensation for serving on the Board or its committees. The following table provides information on Schlumberger’s compensation for non-employee directors for 2010.

					Change in
					Pension Value
	Fees				& Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards(2)	Awards	Compensation	Earnings	Compensation		Total(3)
Name	($)(1)	($)	($)	($)	($)	($)		($)
Philippe Camus	125,000	160,695	—	—	—	—		285,695
Peter L.S. Currie	87,525	160,695	—	—	—	—		248,220
Jamie S. Gorelick(4)	65,000	160,695	—	—	—	—		225,695
Tony Isaac	139,950	160,695	—	—	—	—		300,645
K.V. Kamath	90,000	160,695	—	—	—	—		250,695
N. Kudryavtsev	127,500	160,695	—	—	—	—		288,195
Adrian Lajous	130,000	160,695	—	—	—	15,368	(7)	306,063
Michael Marks	127,500	160,695	—	—	—	—		288,195
Elizabeth Moler(5)	25,000	92,133	—	—	—	—		117,133
Leo Rafael Reif	120,000	160,695	—	—	—	—		280,695
Tore I. Sandvold	120,000	160,695	—	—	—	—		280,695
Henri Seydoux	120,000	160,695	—	—	—	—		280,695
Linda Stuntz(6)	32,500	—	—	—	—	—		32,500

(1)	This column includes cash fees earned, without taking into account any election to defer receipt of such fees. Directors receive an annual cash retainer of $100,000 plus an additional annual fee of $10,000 for membership on each committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership. The fees disclosed in this column are subject to adjustment in cases where a director has served less than one full year or has changed committee memberships or chairmanships. Ordinarily, the annual cash retainer is paid in cash, but directors can elect to have their retainer paid in stock or deferred under the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors.

(2)	This column includes the aggregate grant date fair value, computed in accordance with applicable accounting standards, of shares of Schlumberger common stock issued, without taking into account any election to defer receipt of such shares. Schlumberger’s current practice is to grant each non-employee director shares of Schlumberger common stock each April. On April 30, 2010, Schlumberger granted each non-employee director (except Ms. Stuntz, who did not stand for re-election in 2010, and Ms. Moler, who was not yet a director) 2,250 shares of Schlumberger common stock. Except as provided in the next sentence, each amount set forth in the “Stock Awards” column in the Director Compensation table is equal to the number of shares of common stock issued, multiplied by $71.42, which was the closing price of Schlumberger’s common stock on April 30, 2010, the date of grant. Ms. Moler was appointed to serve as a director in September 2010, and the amount set forth in the “Stock Awards” column is equal to 1,313, being the number of shares issued to Ms. Moler in 2010, multiplied by $70.17, which was the closing price of Schlumberger’s common stock on November 1, 2010, the date of grant. Although Schlumberger’s Directors Stock and Deferral Plan provides that annual stock awards to non-employee directors may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, Schlumberger’s practice has been to issue only shares of common stock to its non-employee directors. Schlumberger directors have never received restricted common stock or restricted stock units as director compensation.

A non-employee director may elect to defer the receipt of all or part of a stock award. For information on the number of shares of Schlumberger common stock deferred by our directors, please read the footnotes to the table under “Security Ownership by Management.”

(3)	Schlumberger reimburses non-management directors for travel and other business expenses incurred in the performance of their services for Schlumberger.

(4)	Ms. Gorelick resigned from the Board effective June 3, 2010.

(5)	Ms. Moler became a director in September 2010.

(6)	Ms. Stuntz was a director for part of 2010. She did not stand for re-election at the Company’s 2010 annual general meeting of stockholders.

(7)	Represents amounts paid for spousal airfare and hotel accommodations in connection with a Board meeting. These amounts were paid in Euros. For purposes of this column, compensation has been determined using the exchange rate of 1 U.S. Dollar = 0.753 Euros, being the average exchange rate over 2010.

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a guideline that each Board member must, within five years after joining the Board, own at least 10,000 shares or restricted stock units. As of December 31, 2010, each of our current directors was in compliance with these guidelines.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of December 31, 2010 for (1) all compensation plans previously approved by our stockholders and (2) all compensation plans not previously approved by our stockholders.

	(a)	(b)	(c)
Number of securities remaining
	Number of securities to be		available for future issuance
	issued upon exercise of	Weighted-average exercise	under equity compensation
	outstanding options, warrants	price of such outstanding	plans (excluding securities
Plan category	and rights	options, warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	39,721,715	$52.236	31,458,983
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	39,721,715	$52.236	31,458,983

Equity compensation plans approved by our stockholders include the Schlumberger 2010 Stock Incentive Plan; the Schlumberger 2008 Stock Incentive Plan; the Schlumberger 2005 Stock Incentive Plan, as amended; the Schlumberger 1994 Stock Option Plan, as amended; the Schlumberger 1998 Stock Option Plan, as amended; the Schlumberger 2001 Stock Option Plan, as amended; the Schlumberger Discounted Stock Purchase Plan, as amended and restated, and the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors.

ITEM 4. ADOPTION OF AMENDMENT TO SCHLUMBERGER’S ARTICLES OF
INCORPORATION TO INCREASE AUTHORIZED COMMON SHARE CAPITAL

The Board of Directors has proposed for stockholder approval an amendment to Schlumberger’s Articles of Incorporation to increase the number of authorized shares of common stock from 3,000,000,000 shares to 4,500,000,000 shares.

The proposed amendment was adopted, subject to stockholder approval, by the unanimous vote of the Board on January 20, 2011. Separate from the proposed amendment described in this Item 4, the Board also has proposed for stockholder approval other amendments to Schlumberger’s Articles of Incorporation, as described in Item 5 below.

Last amended in 2006, Schlumberger’s Articles of Incorporation currently authorize up to 3,000,000,000 shares of common stock for issuance. As of January 31, 2011:

•	1,434,212,164 shares of Schlumberger common stock were issued (including 73,218,263 shares of Schlumberger common stock held in treasury);

•	47,263,499 shares have been reserved for issuance upon the exercise of stock options and the vesting of restricted stock units granted by Schlumberger;

•	22,801,141 shares have been reserved for issuance under Schlumberger’s equity incentive plans pursuant to options and restricted stock units that could be granted in the future;

•	7,672,101 shares have been reserved for issuance under Schlumberger’s discount stock purchase plan; and

•	98,187 shares have been reserved for issuance under Schlumberger’s Stock and Deferral Plan for Non-Employee Directors.

Schlumberger’s Articles of Incorporation also authorize Schlumberger to issue 200,000,000 shares of preferred stock. There are no outstanding shares of preferred stock, and this amendment would not change the number of authorized shares of preferred stock.

Reasons for Increasing Schlumberger’s Authorized Shares of Common Stock

The Board of Directors believes that it is advisable and in the best interests of Schlumberger’s stockholders to have available additional authorized but unissued shares of common stock in order to maintain Schlumberger’s flexibility to use capital stock for business and financing purposes in the future. The newly authorized shares of common stock will constitute additional shares of the existing class of common stock and, if and when issued, will have the same rights and privileges as the shares of common stock currently authorized. Schlumberger currently has no specific plans to issue the additional shares of common stock that would be authorized by this proposal. However, the additional shares would provide flexibility to use capital stock for business and financial purposes in the future. The additional shares may be used for various purposes, including:

•	expanding Schlumberger’s business through acquisitions and other strategic transactions;

•	paying stock dividends or effecting stock splits;

•	providing equity incentives to employees, officers and directors;

•	raising capital; and

•	other general corporate purposes.

Currently, only 1,487,952,908 shares of Schlumberger’s common stock remain unissued and unreserved. If stockholders do not approve the proposed amendment to Schlumberger’s Articles of Incorporation, Schlumberger may not be able to complete strategic transactions, effect stock splits, retain employees and pursue other business opportunities integral to its growth and success. Schlumberger’s Board of Directors believes that the proposed increase in authorized common stock will make sufficient shares available to maintain the flexibility necessary to pursue its strategic objectives.

Over the past several years, flexibility has allowed Schlumberger to pursue important acquisitions and other business opportunities. Most recently, in 2010, Schlumberger financed the acquisition of Smith entirely with shares of Schlumberger common stock. In connection with this acquisition, Schlumberger issued approximately 176 million shares of common stock, representing approximately 12.9% of Schlumberger’s outstanding common stock at the time after giving effect to the issuance. Schlumberger also reserved for issuance 0.7 million shares of common stock in connection with the exercise or conversion of Smith’s outstanding equity awards, which became exercisable for or convertible into Schlumberger common stock pursuant to the merger. Additionally, in 2006, in order to increase the liquidity and marketability of Schlumberger’s common stock, Schlumberger declared a 2-for-1 stock split, in which each stockholder of record as of the close of business on March 1, 2006, received one additional share of Schlumberger’s common stock and the number of shares of Schlumberger common stock held in treasury doubled. Unless Schlumberger’s stockholders approve the proposed amendment to its Articles of Incorporation, Schlumberger may not have sufficient unissued and unreserved authorized shares to engage in similar transactions in the future.

Like the currently authorized but unissued shares of Schlumberger’s common stock, the additional shares of common stock authorized by this proposal would be available for issuance without further action by Schlumberger’s stockholders, unless further action is required by law, the rules of the New York Stock Exchange or any other stock exchange on which Schlumberger’s common stock may be listed. The authorization of additional shares of Schlumberger’s common stock will enable Schlumberger, as the need may arise, to take advantage of market conditions and favorable opportunities without the delay and expense associated with the holding of a special meeting of Schlumberger’s stockholders.

Effects of Increasing Schlumberger’s Authorized Common Stock

This proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations. While this proposal is not intended by management or the Board of Directors to prevent or discourage any actual or threatened takeover of Schlumberger, under certain circumstances, it could have an anti-takeover effect. For example, in the event of a hostile attempt to acquire control of Schlumberger, it may be possible for the company to endeavor to impede the attempt by issuing shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the company. The proposed amendment may also have the effect of permitting Schlumberger’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the company’s business. Any such additional shares could be issued in private placements and without stockholder approval or further action by Schlumberger’s stockholders, subject to applicable law or rules. Accordingly, if the proposal is adopted, the increase in the number of authorized shares of common stock may render more difficult or discourage a merger, tender offer or proxy contest (and thereby potentially limit the opportunity for Schlumberger’s stockholder to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal), the assumption of control by a holder of a large block of Schlumberger’s common stock, or the replacement or removal of management or the Board of Directors. Any such anti-takeover effect may be beneficial to management and the Board of Directors and could have an adverse impact on stockholders.

The Board currently is not aware of any specific third-party effort to accumulate shares of common stock or to obtain control of Schlumberger by means of a merger, tender offer or solicitation in opposition to management or the Board. Moreover, Schlumberger currently has no plans to issue newly authorized shares of common stock to discourage third parties from attempting to take over Schlumberger. Although the Board is motivated by business and financial considerations in proposing the increase in the number of authorized shares of common stock, stockholders nevertheless should be aware that any issuance of newly authorized shares of common stock, regardless of the intent, could have an anti-takeover effect. In addition, because stockholders do not have preemptive rights with respect to Schlumberger’s common stock, to the extent that additional authorized shares are issued in the future, they may decrease existing stockholders’ percentage equity ownership, and depending on the price at which they are issued, be dilutive to existing stockholders.

Resolutions Adopting the Proposed Amendment

The following resolutions, which will be presented to the Annual General Meeting of Stockholders, will adopt the proposed amendment to Schlumberger’s Articles of Incorporation to increase its authorized shares of common stock:

RESOLVED, Section 4.1 of Article 4 of Schlumberger’s Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

The nominal capital of the Company (nominal capital being defined in the law and in these Articles of Incorporation as the sum of the par values of all of the issued and outstanding shares in the Company’s capital stock at any time) shall not exceed FORTY-SEVEN MILLION UNITED STATES DOLLARS (US$47,000,000, divided into (a) four billion five-hundred million (4,500,000,000) shares of common stock of the par value of One United States Cent (US$0.01) per share (the “Authorized Common Share Capital”) and (b) two hundred million (200,000,000) shares of preferred stock of the par value of One United States Cent (US$0.01) per share, which may be issued in different series (the “Authorized Preferred Share Capital” and, together with the Authorized Common Share Capital, the “Authorized Capital”). Shares of common stock may be referred to as “common shares” and shares of preferred stock may be referred to as “preferred shares”. The common shares and the preferred shares, if any, may sometimes be referred to herein as the “shares”. Holders of common shares and preferred shares may sometimes be referred to as the “stockholders”.

RESOLVED, that each lawyer of STvB Advocaten (Curaçao) N.V., Curaçao counsel to Schlumberger, is authorized to execute and file in Curaçao the notarial deed of amendment effectuating such amendment.

Required Vote

The affirmative vote of the holders of a majority of Schlumberger’s shares outstanding and entitled to vote at the Annual General Meeting of Stockholders is required for the adoption of the foregoing resolutions. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Effectiveness of Amendment

If stockholders approve the proposed amendment, it will become effective when the notarial deed is executed, which Schlumberger anticipates having executed as soon as practicable following stockholder approval.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 4.

ITEM 5. ADOPTION OF AMENDMENTS TO SCHLUMBERGER’S ARTICLES OF
INCORPORATION TO CLARIFY THE VOTING STANDARD IN CONTESTED DIRECTOR
ELECTIONS AND TO MAKE CERTAIN OTHER CHANGES

In addition to the proposed amendment to increase the authorized common stock described in Item 4 above, the Board of Directors has proposed for stockholder approval amendments to Schlumberger’s Articles of Incorporation to clarify that in contested elections directors will be elected by a plurality vote and to make other technical changes to reflect the constitutional restructuring and dissolution of the Netherlands Antilles that occurred in October 2010.

The proposed amendments were adopted, subject to stockholder approval, by the unanimous vote of the Board on January 20, 2011.

The proposed amendments would:

•	clarify that in a contested election directors will be elected by a plurality vote, and

•	make other technical changes to reflect the constitutional restructuring and dissolution of the Netherlands Antilles.

Currently, as provided in the Articles of Incorporation, Schlumberger directors are elected by a majority of votes cast, regardless of whether the election is contested or uncontested. The Board of Directors believes that it is advisable and in the best interests of Schlumberger’s stockholders for a plurality voting standard to apply in contested elections. If a majority voting standard is used in a contested election, fewer candidates or more candidates could be elected to the Board than the number of Board seats. Because our majority voting standard only compares the number of “for” votes with the number of “against” votes for each director nominee without regard to voting for other candidates, it does not ensure that all Board seats are filled when there are more candidates than available Board seats. In addition, a majority voting standard in contested elections could be viewed as favoring incumbents because if majority voting applies in a contested election and all the nominees fail to receive a majority vote, then no directors are elected and the incumbents continue to serve as “hold over” directors. In contrast, under a plurality voting standard the number of available Board seats will be filled by those nominees receiving the greatest number of “for” votes. Accordingly, the proposed amendments would clarify that plurality voting applies in contested elections to avoid such results.

The other proposed amendments to the Articles of Incorporation are technical changes to reflect the constitutional restructuring and dissolution of the Netherlands Antilles. Prior to October 10, 2010, the Netherlands Antilles, together with Aruba and the Netherlands, formed the Kingdom of the Netherlands, with Curaçao being an island territory of the Netherlands Antilles. Under a constitutional restructuring of the Kingdom of the Netherlands agreed upon among the Netherlands Antilles, Aruba and the Netherlands, the Netherlands Antilles was dissolved effective October 10, 2010. Also effective October 10, 2010, Curaçao became an individual constitutional entity within the Kingdom of the Netherlands, having its own government and laws. As a result of the constitutional restructuring and the dissolution of the Netherlands Antilles, Netherlands Antilles law ceased to exist and Schlumberger became a Curaçao legal entity subject to Curaçao law. In connection with this restructuring, stockholders are being asked to approve amendments to the Articles of Incorporation to replace all references to “Netherlands Antilles” to instead refer to “Curaçao” and to make other technical changes. The amendments described in this Item 5 as well as the amendments described above in Item 4 to increase Schlumberger’s authorized common stock are set forth in Appendix A to this proxy statement.

Resolutions Adopting the Proposed Amendments

The following resolutions, which will be presented to the Annual General Meeting of Stockholders, will adopt the proposed amendments to Schlumberger’s Articles of Incorporation to clarify that in a contested election directors will be elected by a plurality vote and to make other technical changes to reflect the constitutional restructuring and dissolution of the Netherlands Antilles:

RESOLVED, Section 8.3 of Article 8 of Schlumberger’s Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

The directors shall be elected at a general meeting of stockholders by a majority of votes cast, in person or by proxy, by the stockholders entitled to vote; provided, that if as of a date that is five (5) business days in advance of the date the Company files its definitive proxy statement (regardless of whether thereafter revised or supplemented) with the United States Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, a number of directors not exceeding the authorized number of directors as fixed in accordance with these Articles of Incorporation, shall be elected by a plurality of the voting power of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 8.3, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. The Board of Directors shall be authorized to appoint directors to fill any vacancies on the Board of Directors, any such appointment to be effective until the next general meeting of stockholders. The number of persons constituting the whole Board of Directors shall be not less than five (5) nor more than twenty-four (24), as fixed and elected by the general meeting of stockholders. The number of persons constituting the whole Board of Directors shall, until changed at any succeeding general meeting of stockholders, be the number so fixed and elected. Directors may be suspended or dismissed at any general meeting of stockholders. A suspension as referred to in this Article automatically terminates if the person concerned has not been dismissed within two (2) months after the day of suspension. At any general meeting of stockholders at which action is taken to increase the number of the whole Board of Directors or to suspend or dismiss a director, or at any subsequent general meeting, the stockholders may fill any vacancy or vacancies created by such action.

RESOLVED, that the amendments to the Articles of Incorporation of Schlumberger to reflect the constitutional restructuring and dissolution of the Netherlands Antilles be, and they hereby are, adopted to read in their entirety as set forth in Appendix A to Schlumberger’s Proxy Statement dated March 1, 2011 and in the form presented to this meeting.

RESOLVED, that each lawyer of STvB Advocaten (Curaçao) N.V., Curaçao counsel to Schlumberger, is authorized to execute and file in Curaçao the notarial deed of amendment effectuating such amendments.

Required Vote

The affirmative vote of the holders of a majority of Schlumberger’s shares outstanding and entitled to vote at the Annual General Meeting of Stockholders is required for the adoption of the foregoing resolutions. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Effectiveness of Amendments

If stockholders approve the proposed amendments, they will become effective when the notarial deed is executed, which Schlumberger anticipates having executed as soon as practicable following stockholder approval.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 5.

ITEM 6. FINANCIAL STATEMENTS

Upon completion of the audit procedures to be performed by PricewaterhouseCoopers LLP, the following are submitted to the Company’s stockholders pursuant to Schlumberger’s Articles of Incorporation:

•	the Company’s Consolidated Balance Sheet as at December 31, 2010,

•	its Consolidated Statement of Income for the year ended December 31, 2010, as audited by PricewaterhouseCoopers LLP, and

•	the amount of dividends declared by the Board of Directors during 2010.

Required Vote

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the Company’s 2010 Annual Report to Stockholders. Brokers do have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 6.

ITEM 7. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been selected by the Board of Directors as the independent registered public accounting firm to audit the annual financial statements of the Company for the year 2011. We are asking stockholders to approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm. If the selection is not approved, the Board will consider whether it is appropriate to select another independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP is expected to attend the 2011 annual general meeting of stockholders, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries the fees set forth in the table below for:

•	the audit of the Company’s 2010 and 2009 annual financial statements and reviews of quarterly financial statements and other audit services, and

•	the other services described below that were billed in 2010 and 2009.

	Year Ended
	December 31,
	2010	2009
	(in thousands)

Audit Fees(1)	$11,790	$11,796
Audit-Related Fees(2)	$1,775	$962
Tax Fees(3)	$1,884	$1,134
All Other Fees	$0	$0

Total	$15,449	$13,892

(1)	Includes fees for statutory audits.

(2)	Consists of fees for employee benefit plan audits and other audit-related items.

(3)	Consists primarily of fees for tax compliance and fees for tax advice and other permitted tax services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all services provided to the Company and its subsidiaries by Schlumberger’s independent registered public accounting firm. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2010, no matters were taken on without pre-approval under the de minimis provisions of the Sarbanes-Oxley Act.

Required Vote

A majority of the votes cast is required to approve the appointment of PricewaterhouseCoopers LLP. Brokers do have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

Recommendation of the Board

The Board of Directors Recommends a Vote FOR Item 7.

AUDIT COMMITTEE REPORT

During 2010, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, including matters raised by the independent registered public accounting firm pursuant to applicable Public Company Accounting Oversight Board requirements. The Audit Committee discussed with the Company’s management and independent registered public accounting firm the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the SEC. The Audit Committee reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Company’s independent registered public accounting firm provided the Audit Committee with written disclosures required by Public Company Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and Public Company Oversight Board Rule 3524 (Audit Committee Pre-approval of Tax Services), and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent registered public accounting firm’s report to the Audit Committee, the Audit Committee recommended that the Board include the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

Philippe Camus	K. Vaman Kamath
Peter L.S. Currie, Chair	Nikolay Kudryavtsev
Tony Isaac	Adrian Lajous

STOCK OWNERSHIP INFORMATION

Security Ownership by Certain Beneficial Owners

The following table sets forth information as of December 31, 2010 with respect to persons known by the Company to be the beneficial owners of 5% or more of the Company’s common stock. This information is reported by such persons in their Schedule 13G filings with the SEC. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such entity by the 1,360,993,901 shares of common stock outstanding on January 31, 2011.

	Beneficial Ownership of
	Common Stock
	Number of	Percentage
Name and Address	Shares	of Class

BlackRock Inc.(1) 40 East 52nd Street New York, NY 10022	75,876,249	5.6%

(1)	Based on a Statement on Schedule 13G/A filed on February 8, 2011. Such filing indicates that BlackRock Inc. has sole voting power and sole investment power with respect to 75,876,249 shares.

Security Ownership by Management

The following table sets forth information known to Schlumberger with respect to beneficial ownership of Schlumberger common stock as of January 31, 2011 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table, to Schlumberger’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of Schlumberger common stock beneficially owned. The number of shares beneficially owned by each person or group as of January 31, 2011 includes shares of common stock that such person or group had the right to acquire on or within 60 days after January 31, 2011, including, but not limited to, upon the exercise of options to purchase common stock or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares outstanding as of January 31, 2011 that were exercisable on or within 60 days after January 31, 2011, and references to restricted stock units in the footnotes to the table below include only restricted stock units outstanding as of January 31, 201 that would vest and could settle on or within 60 days after January 31, 2011. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 1,360,993,901 shares of common stock outstanding on January 31, 2011 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after January 31, 2011.

As of January 31, 2011, no director, nominee or named executive officer owned more than 1% of the outstanding shares of the Company’s common stock. All directors and executive officers as a group owned less than 1% of the outstanding shares of common stock of the Company at January 31, 2011.

Name	Shares

Simon Ayat	497,011	(1)
Ashok Belani	258,800	(2)
Philippe Camus	9,250	(3)
Peter L.S. Currie	7,250
Andrew Gould	3,873,491	(4)
Tony Isaac	16,500	(5)
K. Vaman Kamath	2,250
Paal Kibsgaard	230,081	(6)
Nikolay Kudryavtsev	8,500
Adrian Lajous	16,482	(7)
Michael E. Marks	25,550	(8)
Elizabeth A. Moler	1,313
Lubna S. Olayan	0
Satish Pai	455,246	(9)
Leo Rafael Reif	8,500
Tore I. Sandvold	20,500
Chakib Sbiti	769,233	(10)
Henri Seydoux	4,500
All directors and executive officers as a group (27 persons)	7,243,170	(11)

(1)	Includes options to purchase 365,000 shares.

(2)	Includes options to purchase 237,800 shares.

(3)	Excludes 2,250 shares the receipt of which Mr. Camus has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(4)	Includes (i) options to purchase 1,705,033 shares and (ii) 428,908 pledged shares.

(5)	Excludes 5,000 shares the receipt of which Mr. Isaac has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(6)	Includes options to purchase 214,400 shares. Effective February 8, 2010, Mr. Kibsgaard became Chief Operating Officer of Schlumberger Limited.

(7)	Held through a limited liability company in which Mr. Lajous has an indirect interest. Excludes 10,250 shares the receipt of which Mr. Lajous has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors. Includes 16,482 pledged shares.

(8)	Includes 17,550 shares held by a limited liability company controlled by Mr. Marks and 10,000 shares held in the name of a trust for the benefit of Mr. Marks and his spouse. Excludes 2,000 shares the receipt of which Mr. Marks has deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

(9)	Includes options to purchase 334,000 shares. Also includes 14,281 shares held by children of Mr. Pai.

(10)	Includes options to purchase 390,000 shares. Effective February 8, 2010, Mr. Sbiti became Senior Executive Advisor to the CEO and relinquished his role as Executive Vice President, OFS.

(11)	Includes options to purchase 4,061,367 shares, and excludes 19,500 shares the receipt of which directors have deferred under Schlumberger’s 2004 Stock and Deferral Plan for Non-Employee Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, among others, to file an initial report of ownership of Schlumberger common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes, based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, that with respect to the fiscal year ended December 31, 2010, all of its executive officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Exchange Act, except for a late Form 4 that was filed on January 10, 2011 on behalf of Elizabeth Moler to report the issuance of Schlumberger common stock in connection with her appointment as a director.

OTHER INFORMATION

Stockholder Proposals for 2012 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2012 annual general meeting of stockholders, written proposals must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than November 2, 2011.

Pursuant to the rules under the Exchange Act, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2012 annual general meeting of stockholders if the stockholder making the proposal has not given notice to the Company by January 16, 2012.

Other Matters

Stockholders may obtain a copy of Schlumberger’s most recent Form 10-K filed with the SEC without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $13,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Alexander C. Juden
Secretary

Houston, Texas
March 1, 2011

Appendix A

[As proposed to be amended April 6, 2011. Deletions are marked as stricken text and additions are marked with an underline.]

ARTICLES OF INCORPORATION OF THE
CORPORATION WITH LIMITED LIABILITY

SCHLUMBERGER N.V.

NAME AND DOMICILE

Article 1

1.1. The name of the Company is: SCHLUMBERGER N.V.

1.2. Abroad and in transactions with foreign entities, persons or organizations, the name SCHLUMBERGER LIMITED may be used.

1.3. The Company ~~is incorporated in the Netherlands Antilles and~~ has its corporate seat in Curaçao.

1.4. The Board of Directors has the authority to move the corporate seat of the Company to, or to convert the Company into a legal entity under the laws of, another jurisdiction, as, when, and in the manner permitted by ~~the laws of the Netherlands Antilles~~Curacao law. In particular, the Company may change its place of domicile in accordance with the ~~Netherlands Antilles~~Curacao Ordinance on Transfer of Domicile to Third Countries pursuant to a resolution of the Board of Directors.

OBJECTS

Article 2

2.1. The objects of the Company are:

(a) to design, develop, produce and supply technology, services, products and systems and to, throughout the world, engage in any business or activity related thereto;

(b) to enter into and carry on any mercantile business in any country and to receive by assignment or purchase or to otherwise acquire any accounts receivable, bank accounts, securities, bills of exchange, notes, bonds, letters of credit, stocks or other instruments of value or documents of title in any country and to collect and hold the proceeds thereof;

(c) to invest its assets in securities, including shares and other certificates of participation and bonds, debentures or notes, as well as other claims for interest bearing or non-interest bearing debts, however denominated, and in certificates, receipts, options, warrants or other instruments representing rights to receive, purchase or subscribe for securities or evidencing or representing any other rights or interest therein in any and all forms, as well as derivatives and commodities;

(d) to borrow money and to issue evidences of indebtedness therefor, as well as to lend money;

(e) to undertake, conduct, assist, promote or engage in any scientific, technical or business research and development;

(f) to organize and to own, directly or indirectly, and to operate, under the laws of any state or other government, domestic or foreign, corporations and other organizations, companies, undertakings, entities, trusts, other arrangements or persons; to subscribe for any such corporation, organization, company, undertaking, entity, trust, other arrangement or person; and to dissolve, liquidate, wind up, reorganize, merge or consolidate any such corporation, organization, company, undertaking, entity, trust, other arrangement or person;

(g) to obtain income from the disposition or grant of rights to use copyrights, patents, designs, secret processes and formulae, trademarks and other analogous property, from royalties (including rentals) for the use of industrial, commercial or scientific equipment, and from compensation or other consideration received for technical assistance or services;

(h) to establish, participate in and manage limited liability and other corporations, organizations, companies, undertakings, entities, trusts, other arrangements or persons of every kind or nature whatsoever, and to engage in industry and trade;

(i) to guarantee or otherwise secure, and to transfer ownership, to mortgage, to pledge or otherwise to encumber assets as security for, and otherwise take action to support, the obligations of the Company and the obligations of other corporations, organizations, companies, undertakings entities, trusts, other arrangements or persons, with or without consideration;

(j) to place in trust all or any of its properties, including securities.

2.2. The Company is entitled to do all that in any way may be useful or necessary for the attainment of the above objects or that is connected therewith in the widest sense.

DURATION

Article 3

The Company shall have perpetual existence.

CAPITAL AND SHARES

Article 4

4.1. The nominal capital of the Company (nominal capital being defined in the law and in these Articles of Incorporation as the sum of the par values of all of the issued and outstanding shares in the Company’s capital stock at any time) shall not exceed ~~THIRTY-TWO~~FORTY-SEVEN MILLION UNITED STATES DOLLARS (US$~~32,000,000~~47,000,000), divided into (a) ~~three~~four billion ~~(3,000,000,000~~five-hundred million (4,500,000,000) shares of common stock of the par value of One United States Cent (US$0.01) per share (the “Authorized Common Share Capital”) and (b) two hundred million (200,000,000) shares of preferred stock of the par value of One United States Cent (US$0.01) per share, which may be issued in different series (the “Authorized Preferred Share Capital” and, together with the Authorized Common Share Capital, the “Authorized Capital”). Shares of common stock may be referred to as “common shares” and shares of preferred stock may be referred to as “preferred shares”. The common shares and the preferred shares, if any, may sometimes be referred to herein as the “shares”. Holders of common shares and preferred shares may sometimes be referred to as the “stockholders”.

4.2. The actual issue of shares shall be effected by way of written instrument signed by the Company and the acquirer or as otherwise permitted by applicable law. The Company cannot issue shares to itself.

4.3. Subject to the provisions of paragraph 1 of this Article, common shares, options to purchase or subscribe for common shares and warrants or rights to subscribe for common shares, shall be issued at such times, under such conditions and for such consideration, not less than the par value per share in the case of the issuance of such share, as may be determined from time to time by the Board of Directors.

4.4. With respect to the issuance of shares, options, warrants or rights to purchase or subscribe for shares, the Board of Directors may enter into and conclude agreements without necessity of any action by the general meeting of stockholders:

a. imposing special obligations upon the Company in connection with the purchase of or subscription for shares;

b. concerning the issue of shares on a basis other than that on which participation in the Company is open to the public; or

c. providing for the payment for shares by means other than by legal tender of ~~the Netherlands Antilles~~Curacao.

4.5. Subject to the provisions of paragraphs 1 and 6 of this Article, preferred shares may be issued from time to time in one or more series on such terms and conditions as may be determined by the Board of Directors by the affirmative vote of at least three-fourths of the members of the Board of Directors, after considering the interests of the holders of common shares, for consideration not less than the par value thereof and not less than fair value taking into account the terms and conditions for the issuance thereof and the relative voting, dividend and liquidation rights of such preferred shares.

4.6. Prior to the issuance of any series of preferred shares, the Board of Directors shall specify:

a. the distinctive designation of such series and the number of preferred shares to constitute such series;

b. the annual dividend rate with respect to shares of such series, which shall be based on the consideration paid on issuance of such shares and which may be a fixed rate or a rate that fluctuates on dividend adjustment dates set under a formula or procedure determined by the Board of Directors prior to issuance, subject, in all cases, to the following limitations:

(1) the annual dividend rate shall not exceed the greater of (A) twenty percent (20%) or (B) one hundred and twenty percent (120%) of the Standard & Poor’s Weekly Preferred Stock Yield Index or, in the event the Standard & Poor’s Weekly Preferred Stock Yield Index is no longer published, any substantially equivalent preferred stock index, most recently published before the date of issuance or the relevant dividend adjustment date; and

(2) the annual dividend rate shall not be less than the smaller of (A) six percent (6%) or (B) eighty percent (80%) of the Standard & Poor’s Weekly Preferred Stock Yield Index or, in the event the Standard & Poor’s Weekly Preferred Stock Yield Index is no longer published, any substantially equivalent preferred stock index, most recently published before the date of issuance or the relevant dividend adjustment date;

c. whether such dividends shall be payable annually or in installments;

d. the rights, if any, of the holders of shares of such series to convert shares of such series for shares of any other series of preferred shares or for common shares, provided that shares of any series shall not be convertible into shares of any series senior thereto;

e. the rights, if any, of the Company to redeem shares of such series (in which case the directors shall specify the date on or after which the shares of such series may be called for redemption by the Company and the consideration to be paid therefor, or the manner by which such consideration shall be calculated) and the rights, if any, of holders of such shares to require the Company to purchase such shares, and the provisions, if any, of any sinking fund or other arrangement to be used in connection with such redemption or purchase; and

f. any other terms and conditions of such series which are not inconsistent with these Articles of Incorporation or ~~Netherlands Antilles~~Curacao law.

4.7. Certificates for preferred shares may be issued bearing a legend describing the terms and conditions thereof specified by the Board of Directors.

4.8. Preferred shares of all series shall rank prior to the common shares with respect to dividend and liquidation preferences as determined by the Board of Directors at the time of issuance of any series of preferred shares. Any series of preferred shares may be ranked by the Board of Directors as to dividend and liquidation preferences, provided that no series issued after any other series shall rank prior to such other series as to such preferences. Any such series may be ranked pari passu with any one or more other series as the Board of Directors may so determine.

4.9. Upon liquidation of the Company, the holders of any series of preferred shares shall be entitled to receive, before any distribution is made to the holders of any other series of preferred shares ranking junior to such series as to liquidation preference, and before any distribution to the holders of common shares, the amount of the liquidation preference of such shares which shall not exceed the sum of:

(1) the amount paid for such preferred shares on issuance, plus

(2) all accumulated and unpaid dividends on such preferred shares to the date fixed for distribution.

Article 5

No holder of shares of the Company shall in that capacity have any preferential or preemptive right to purchase or subscribe for any shares or any options, warrants or rights to purchase shares or any securities convertible into or exchangeable for shares which the Company may issue or sell, except those rights of conversion, if any, of preferred shares specified in or determined in accordance with Article 4 and any contract rights granted by the Company.

Article 6

6.1. The Company may, for its own account and for valuable consideration, from time to time acquire fully paid shares of its stock, on such terms and conditions as the Board of Directors may determine, provided that at least one (1) common share remains outstanding with others than the Company and provided further that to the extent required by applicable law (x) the equity (as referred to in article 2:114.2 in conjunction with articles 2:118.7 and 2:118.5 of the ~~Netherlands Antilles~~Curacao Civil Code (“~~NACC~~CC”)) of the Company at the time of acquisition at least equals the nominal capital and (y) as a result of the acquisition, the equity will not fall below the nominal capital. The authority to make any such acquisition is vested in the Board of Directors. Any shares so acquired may be canceled by the Board of Directors without the prior approval of the general meeting of stockholders.

6.2. The Company shall not acquire any voting rights by reason of ownership of shares of its stock and, in connection with any general meeting of stockholders, shares owned by the Company shall not be counted as outstanding, or as present or represented, for the purpose of determining a quorum or for any other purpose, other than determining the nominal capital.

6.3. Shares of its stock owned by the Company may be sold at such times, under such conditions and for such consideration as may be determined from time to time by the Board of Directors.

Article 7

7.1. The shares shall be in registered form.

7.2. Share certificates for common shares may be issued at the request of the stockholder.

7.3. The shares shall be entered into a register, which, provided a printed record can be produced therefrom, may be in computerized form (the “Register”) which is kept by the Board of Directors or by a registrar designated thereto by the Board of Directors (the “Registrar”). Each entry shall mention the name of the stockholder, his address, the number of shares held and the numbers of the share certificates, if any, representing such shares and such other information required to be included under Article 2:109 ~~NACC~~CC or other applicable law. The Register shall not be open for inspection by third parties or stockholders with respect to shares other than those registered in their name, except with respect to shares that have not been paid in full and except further, with respect to the Registrar, if said Registrar has been requested, or if demand of said Registrar has been made, to disclose any piece of information in the Register and failure to disclose such information would lead to liability of the Registrar. Each stockholder is under the obligation to provide his address to the Company in writing.

7.4. Every transfer and devolution of a share shall be entered in the Register and every such entry shall be signed or otherwise acknowledged by or on behalf of the Board of Directors or by the Registrar.

7.5. The transfer of shares shall be effected by way of a written instrument of transfer (“deed of transfer”) signed by the transferor and the transferee and either serving that deed of transfer upon the Company or by written acknowledgment of the transfer by the Company. Acknowledgement occurs by means of a signed annotation on the deed of transfer or a written statement from the Company addressed to the transferee for which purpose a (new) share certificate may serve. If it concerns shares on which an amount still has to be paid up, acknowledgement can only occur on a deed of transfer that has a formally fixed date as required by applicable law (Article 2:110.2 ~~NACC~~CC). The transfer of shares listed on a stock exchange may also be effected in accordance with the trading system applied by such exchange.

7.6. Shares may be pledged by the holder thereof and a usufruct on shares can be granted, provided that, regardless of the terms of such pledge or usufruct, the Company will not be under the obligation to honor voting rights or rights of distribution of the usufructee or pledgee and provided further that the Company for the purposes of recognizing ownership, the right to vote, the right to receive dividends or other distributions and notices or for any other matter relating to a “stockholder” as set out in these Articles of Incorporation, shall only recognize the registered owner of the shares.

7.7. The provisions of the preceding paragraphs shall also apply in the event of a division of joint ownership.

7.8. If any stockholder shall establish to the satisfaction of the Board of Directors or the Registrar that his share certificate has been lost or destroyed, then, at his request, a duplicate may be issued under such conditions and guarantees (which, if required by the Registrar or the Board of Directors, may include the provision of an indemnity bond issued by an insurance company or other type of financial institution or entity) as the Board of Directors or the Registrar shall determine. By the issuance of the new share certificates on which shall be recorded that it is a duplicate, the old certificate in place of which the new one has been issued shall become null and void. The Board of Directors or the Registrar may authorize the exchange of new share certificates for mutilated share certificates. In such case the mutilated share certificates shall be delivered to the Company and shall be canceled immediately. The cost of a duplicate or new certificate and any proper expenses incurred by the Company in connection with the issuance thereof may, at the option of the Board of Directors or the Registrar, be charged to the stockholder.

MANAGEMENT

Article 8

8.1. The management of all the affairs, property and business of the Company shall be vested in a Board of Directors, who shall have and may exercise all powers except such as are exclusively conferred upon the stockholders by law or by these Articles of Incorporation.

8.2. The Board of Directors may adopt and amend By-laws setting forth the functions and authority of each of the directors, the division of tasks, the designation and authority of one or more committees of the Board of Directors and the way of taking action. Irrespective of the foregoing, the Board of Directors can also limit the management authority of one or more directors. Individual directors shall exercise their powers in accordance with any applicable resolutions of the Board of Directors.

8.3. The directors shall be elected at a general meeting of stockholders by a majority of votes cast, in person or by proxy, by the stockholders entitled to vote; provided, that if as of a date that is five (5) business days in advance of the date the Company files its definitive proxy statement (regardless of whether thereafter revised or supplemented) with the United States Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, a number of directors not exceeding the authorized number of directors as fixed in accordance with these Articles of Incorporation, shall be elected by a plurality of the voting power of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 8.3, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. The Board of Directors shall be authorized to appoint directors to fill any vacancies on the Board of Directors, any such appointment to be effective until the next general meeting of stockholders. The number of persons constituting the whole Board of Directors shall be not less than five (5) nor more than twenty-four (24), as fixed and elected by the general meeting of stockholders. The number of persons constituting the whole Board of Directors shall, until changed at any succeeding general meeting of stockholders, be the number so fixed and elected. Directors may be suspended or dismissed at any general meeting of stockholders. A suspension as referred to in this Article automatically terminates if the person concerned has not been dismissed within two (2) months after the day of suspension. At any general meeting of stockholders at which action is taken to increase the number of the whole Board of Directors or to suspend or dismiss a director, or at any subsequent general meeting, the stockholders may fill any vacancy or vacancies created by such action.

8.4. Each director shall be elected to serve until the next annual general meeting of stockholders and until his successor shall be elected and qualify, or until his death, resignation or removal.

8.5. Directors need not be ~~Netherlands Antilles citizens or~~ residents of ~~the Netherlands Antilles~~Curacao or stockholders of the Company.

8.6. In the event that one or more of the directors is prevented from or is incapable of acting as a director, the remaining directors (or the remaining director, if there should be only one) may appoint one or more persons to fill the vacancy or vacancies thereby created on the Board of Directors until the next general meeting of stockholders, provided that if at any time the number of directors then in office shall be reduced to less than a majority of the number constituting the whole Board of Directors, the remaining directors or director shall forthwith call a general meeting of stockholders for the purpose of filling the vacancies on the Board of Directors, and provided further that in the event that all of the directors are prevented from or are incapable of acting as directors, the Company shall be temporarily managed by any person or persons previously appointed by the Board of Directors so to act, who shall forthwith call a general meeting of stockholders for the purpose of electing a Board of Directors. Until such general meeting of stockholders is held the person so designated shall only take such acts of management that can not suffer any delay. If no such general meeting of stockholders shall be called, and if no such person shall have been appointed, any person or persons holding in the aggregate at least five percent (5%) of the outstanding shares of common stock of the Company may call a general meeting of stockholders for the purpose of electing a Board of Directors.

8.7. A majority of the whole Board of Directors shall constitute a quorum for the conduct of any business and the action of the majority of the directors present in person or by proxy as hereinafter provided, at a meeting at which a quorum is so present, shall constitute the action of the Board of Directors.

8.8. Meetings of the Board of Directors may be held in or outside ~~the Netherlands Antilles~~Curacao.

8.9. Meetings may be held through telephone conference, video conference or other real time communication allowing all persons participating in the meeting to hear each other or through any other device permitted by then applicable law, and participation in a meeting through any such lawful device or arrangement shall constitute presence at such meeting.

8.10. Directors may in writing, by telegram, telefax, electronic mail or other communication device appoint a proxy to act at any meeting of the Board of Directors, such proxy to be restricted, however, to the particular meeting specified therein. Such proxy must be another director of the Company, provided, however, that at any meeting of the Board of Directors a director may not act as proxy for more than one director.

8.11. When action by the Board of Directors is required or permitted to be taken, action at a meeting may be dispensed with if all commercially reasonable efforts have been taken to notify all the directors and if three-fourths of the directors shall consent in writing, by telegram, telefax, electronic mail or other communication device to such action taken or being taken, and provided further that all directors are promptly notified of such action being taken or having been taken.

Article 9

9.1. The Board of Directors shall at least annually elect or appoint the following officers: a Chairman, a Chief Executive Officer, a Secretary and a Treasurer, each to serve until his successor is elected and qualified or until his earlier death, resignation or removal. The Board of Directors from time to time also may elect or appoint a Chief Financial Officer, a President, a Vice Chairman of the Board of Directors, one or more Executive Vice Presidents, one or more Vice Presidents (who may have such additional descriptive designations as the Board of Directors may determine), and any such other officers and agents as it determines proper, all of whom shall hold office at the pleasure of the Board of Directors. The same person may hold any two or more of the aforesaid offices but no officer shall execute, acknowledge or verify an instrument in more than one capacity if such instrument is required by law or by these Articles of Incorporation to be executed, acknowledged or verified by two or more officers. The Chairman and the Vice Chairman, if any, shall be chosen from among the Board of Directors, but the other officers of the Company need not be members of the Board of Directors.

9.2. The Company shall be represented at law and otherwise, and shall be bound with respect to third parties, by the Board of Directors and by:

(a) any of those directors authorized by the Board of Directors to represent the Company, acting alone, who shall have the following titles and occupy the following offices:

(i) Chairman; or

(ii) Vice-Chairman;

(b) any of the persons, who may, but are not required to, be directors, authorized by the Board of Directors to represent the Company, acting alone, who shall have the following titles and occupy the following offices:

(i)	Chief Executive Officer;

(ii)	President;

(iii)	Chief Financial Officer;

(iv)	one or more Executive Vice Presidents;

(v)	one or more Vice Presidents;

(vi)	Chief Operating Officer;

(vii)	Controller;

(viii)	Treasurer; or

(ix)	Secretary.

9.3. The Board of Directors may also from time to time authorize other persons, who may or may not be directors or officers, to represent the Company, who shall have such titles and occupy such additional offices as the Board of Directors may determine.

9.4. The general meeting of stockholders may grant specific authority to the Chief Executive Officer, the President or any member of the Board of Directors to represent the Company with respect to any particular matter as specified by such general meeting of stockholders.

9.5. The persons holding the above-mentioned offices or any other offices which the Board of Directors may from time to time authorize as herein provided shall, respectively, have such power and authority as the Board of Directors may from time to time grant to the holders of the offices held by them.

9.6. The Board of Directors may grant general or specific authority to additional agents or to committees, giving such agents or committees such general or limited powers or duties as it may deem appropriate.

9.7. In the event of a conflict of interest between the Company and one or more directors, the Company shall be represented as determined from time to time by the Board of Directors.

9.8. The Board of Directors may adopt and may amend and repeal such rules, regulations and resolutions, including By-laws, as it may deem appropriate for the conduct of the affairs and the management of the Company, including rules, regulations and resolutions setting forth the specific powers and duties of the holders of the above-mentioned offices and other persons authorized by the Board of Directors to represent the Company. Such rules and regulations and resolutions must be consistent with these Articles of Incorporation.

9.9. The directors, the holders of the above-mentioned offices and other persons authorized by the Board of Directors to represent the Company shall receive such compensation as the Board of Directors may from time to time prescribe.

Article 10

10.1. The Company shall have the power, to the extent not prohibited by applicable law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Company shall indemnify any present or former officer or director of the Company to the fullest extent allowed by the preceding provisions of this paragraph 1 of this Article in the event of a “Change of Control”. “Change of Control” means a change in control of the Company which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

10.2. The Company shall have the power, to the extent not prohibited by applicable law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper. The Company shall indemnify any present or former officer or director of the Company to the fullest extent allowed by the preceding provisions of this paragraph 2 of this Article in the event of a Change of Control, as defined in paragraph 1 of this Article.

10.3. To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 of this

Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

10.4. Any indemnification under paragraphs 1 and 2 of this Article (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the Board of Directors or by the stockholders or as required by the last sentences of paragraphs 1 prior to the definition of Change of Control and 2 of this Article.

10.5. Expenses (including attorneys’ fees) incurred by a present or former director or a present officer in defending any civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by this Article. Such expenses (including attorneys’ fees) incurred by former officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

10.6. The indemnification and advancement of expenses provided by or granted pursuant to the other paragraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.7. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article.

10.8. For purposes of this Article, reference to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

10.9. For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article.

MEETINGS OF STOCKHOLDERS

Article 11

11.1. All general meetings of stockholders shall be held in Curaçao ~~or anywhere else in the Netherlands Antilles~~.

11.2. The annual general meeting of stockholders shall be held within the maximum period allowed under applicable law, on a date determined from year to year by the Board of Directors, for the purpose of electing directors, reporting on the course of business during the preceding fiscal year, approving of the balance sheet and the profit and loss account for the preceding fiscal year and for any other purposes required by law, and for such additional purposes as may be specified in the notice of such meeting.

11.3. Special general meetings of stockholders may be called at any time upon the direction of the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Board of Directors or by one or more stockholders representing at least ten percent (10%) of the votes that can be cast on the topics they wish to be addressed at such meeting and that have a reasonable interest in having such a meeting convened, in accordance with Article 2:129 ~~NACC~~CC, or by one or more holders of shares representing in the aggregate a majority of the shares then outstanding, or as provided for in Article 8.6.

11.4. Notice of meetings of stockholders, whether annual general meetings or special general meetings, stating the time and place of the meeting, shall be given to the stockholders not less than twenty (20) or more than sixty (60) days prior to the date of the meeting in question by notice to each stockholder at the address thereof appearing in the Register.

11.5. All notices of general meetings of stockholders shall state the matters to be considered at the meeting.

11.6. Without limiting the manner by which notice otherwise may be given effectively to stockholders or directors, any notice given by the Company shall be effective if given by a form of electronic transmission consented to by the person to whom the notice is given. Any such consent shall be revocable by written notice received by the Company.

11.7. Notice given pursuant to paragraph 6 of this Article shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the recipient has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the recipient has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the recipient of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the recipient. An affidavit that the notice has been given by a form of electronic transmission shall, in the absence of fraud or bad faith, be prima facie evidence of the facts stated therein.

11.8. For purposes of these Articles of Incorporation, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof.

Article 12

12.1. Every stockholder has the right to attend any general meeting in person or by proxy, which proxy to the extent permitted by applicable law may be given by electronic transmission, and to address the meeting. Records and other data carriers used in relation to attendance of and voting at general meetings shall be kept during a period of ten (10) years or for the period required by applicable law.

12.2. Each holder of common shares and each holder of preferred shares shall be entitled to one vote for each common share or preferred share held.

12.3. For the purpose of determining stockholders entitled to notice of and to vote at any general meeting of stockholders, or entitled to receive payment of any dividend, or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of shares, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors of the Company may provide that the stock transfer books shall be closed for a stated period or that a record date be fixed. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of or to vote at a general meeting of stockholders, such books shall be closed for at least ten (10) days but not to exceed, in any case, sixty (60) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) days and, in case of a general meeting of stockholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a general meeting of stockholders, or stockholders entitled to receive payment of a dividend or other distribution or allotment, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend or other distribution or allotment is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders has been made as herein provided, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of stock transfer books and the stated period of closing has expired.

Article 13

13.1. Except as otherwise provided herein, no action may be taken at any general meeting of stockholders unless a quorum consisting of the holders of at least one-half of the outstanding shares entitling the holders thereof to vote at such meeting are present at such meeting in person or by proxy.

13.2. If a quorum is not present in person or by proxy at any general meeting of stockholders, a second general meeting shall be called in the same manner as such original meeting of stockholders, to be held within two (2) months, at which second meeting, regardless of the number of shares represented (but subject to the provisions of Articles 18, 19 and 21), valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the notice of such second meeting or which by law is required to be brought before the stockholders despite the absence of a quorum.

13.3. Subject to the provisions of Articles 18, 19 and 21, the vote in favor by a majority of the votes cast (excluding any abstentions) shall be necessary to adopt any resolution at any general meeting of stockholders.

13.4. The Board of Directors from time to time shall appoint a person to preside at general meetings of stockholders.

13.5. At any general meeting of stockholders, a stockholder may vote upon all matters before the meeting, even if the decision to be taken would grant him, in a capacity other than as a stockholder, any right against the Company or would in such other capacity relieve him of any obligation to the Company.

13.6. Shares belonging to a legal entity, if a majority of the shares entitled to vote in the election of directors of such entity are held, directly or indirectly, by the Company, shall neither be entitled to vote nor be counted for quorum purposes, except in the event that such shares are held by such legal entity in a fiduciary capacity for others than for the Company itself.

SEPARATE MEETINGS

Article 14

14.1. Separate meetings of holders of each series of preferred shares (each a “Series Meeting”) can be held and may be convened by any two or more members of the Board of Directors.

14.2. Notice of a Series Meeting shall be given not less than ten (10) days prior to the date of the Series Meeting to the address of each holder of preferred shares of the relevant series appearing in the Register.

14.3. The notice shall contain the agenda of the Series Meeting or shall mention that it is deposited for inspection by the holder of the relevant shares at the offices of the Company.

14.4. The Series Meetings do not have to be held in ~~the Netherlands Antilles~~Curacao but may be held in conjunction with any general meeting of stockholders.

14.5. To a Series Meeting all the provisions of these Articles of Incorporation and ~~the laws of the Netherlands Antilles~~Curacao law as to General Meetings of Stockholders shall, mutatis mutandis, apply, if not otherwise provided in this Article.

FISCAL YEAR

Article 15

The fiscal year of the Company shall be the calendar year.

BALANCE SHEET AND PROFIT AND LOSS ACCOUNT

Article 16

16.1. Within the period allowed under applicable law the Board of Directors shall prepare the annual accounts and the annual report with respect to the preceding fiscal year. Subsequently, the annual accounts together with the auditors’ report shall be submitted to the stockholders for inspection and approval at the annual general meeting of stockholders in accordance with paragraph 2 of Article 11, together with the annual report. From the date at which the notice of the annual general meeting of stockholders is sent until the close of the annual general meeting of stockholders, the annual accounts together with the auditors’ report and the annual report shall be available for inspection by the stockholders at the office of the Company, and at any additional place, if specified in the notice of such meeting.

16.2. The Board of Directors, with due observance of dividend entitlements of the holders of preferred shares, is authorized to allocate such part of the profits to the retained earning reserves as it deems fit.

DISTRIBUTION OF PROFITS

Article 17

17.1. Dividends on the shares of the Company may be declared either in cash, property (including securities) or in shares of the Company, out of the profits of the preceding fiscal year or years then available for distribution. To the extent that profits of any fiscal year which are available for distribution shall not be distributed, they shall be carried forward and, unless extinguished as the result of subsequent operations or otherwise applied by the Board of Directors, shall be available for distribution in any subsequent year or years.

17.2. The Board of Directors has the authority to declare and make distributions out of retained earnings reserves or out of the contributed surplus capital reserves either in cash, property (including securities) or in shares of the Company without the prior approval of the general meeting of stockholders.

17.3. If dividends are to be distributed, the holders of preferred shares shall have preference as to such dividends in accordance with the preferences of such shares as determined at the issuance thereof.

17.4. The Board of Directors may resolve at any time to distribute one or more interim dividends as an advance payment of the dividend expected to be determined by the stockholders at the annual general meeting.

17.5. Any distribution as provided for in the preceding paragraphs can only occur if, at the moment of distribution, the equity of the Company at least equals the nominal capital and as a result of the distribution will not fall below the nominal capital.

DISPOSITION OF THE COMPANY’S ASSETS

Article 18

Notwithstanding any provision of Article 13, any sale or other disposition of all or substantially all of the assets of the Company, whether for cash, property, stock or other securities of another company, or for any other consideration, shall be made only pursuant to a resolution duly adopted at a general meeting of stockholders by the holder or holders of at least the majority of the shares of the Company at the time outstanding and entitled to vote, the notice of which meeting shall have specified the terms of such proposed sale or other disposition; provided, however, the foregoing shall not apply to any reorganization or rearrangement of the Company, or of any of its subsidiaries or of any of its assets in any transaction whereby there shall be no diminution of the beneficial interest of the stockholders of the Company in such assets.

LIQUIDATION

Article 19

Notwithstanding any provision of Article 13, any resolution providing for the dissolution, liquidation or winding up of the Company shall be valid only if duly adopted at a general meeting of stockholders by the holder or holders of at least a majority of the shares at the time outstanding and entitled to vote, the notice of which meeting shall have specified the nature of any such resolution to be voted upon at such meeting.

BUY OUT

Article 20

Any one person, or any two or more legal entities belonging to the same group, holding shares representing at least ninety percent (90%) of the equity of the Company can require the remaining stockholders to transfer their shares as provided by and in accordance with the provisions of Article 2:250 ~~NACC~~CC.

AMENDMENTS

Article 21

21.1. Notwithstanding any provision of Article 13, these Articles of Incorporation may be amended only pursuant to a resolution duly adopted at a general meeting of stockholders by the holder or holders of at least the majority of the shares of the Company at the time outstanding and entitled to vote, the notice of which meeting shall have set forth the exact text of the proposed amendment or amendments or shall have stated that a copy of such text has been deposited at the office of the Company in Curaçao for inspection by the stockholders of the Company, and shall remain available for inspection until the conclusion of said meeting.

21.2. Any amendment to these Articles of Incorporation that would increase or decrease the authorized number of preferred shares or par value thereof, or the number of shares of any series thereof, or that would alter or change the powers, preferences or any special rights of the preferred shares, or of any series thereof, so as to affect them adversely, shall require the approval of the holders of a majority of all preferred shares, or of the preferred shares of the series adversely affected (voting together as a single class), as the case may be.

OFFICIAL LANGUAGE

Article 22

The official language of these Articles of Incorporation shall be the English language.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and SCHLUMBERGER LIMITED follow the instructions to obtain your records and to create an electronic voting 5599 SAN FELIPE, 17TH FLOOR instruction form. HOUSTON, TX 77O56 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M29712-P05197 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SCHLUMBERGER LIMITED The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: 1a. P. CAMUS 0 0 0 1b. P. CURRIE 0 0 0 For Against Abstain 1c. A. GOULD 0 0 0 1m. P. KIBSGAARD 0 0 0 1d. T. ISAAC 0 0 0 1n. L. S. OLAYAN 0 0 0 The Board of Directors recommends you vote FOR the following proposal: 1e. K. V. KAMATH 0 0 0 2. To approve the advisory resolution on executive compensation. 0 0 0 1f. N. KUDRYAVTSEV 0 0 0 The Board of Directors recommends you vote 3 Years 2 Years 1 Year Abstain 2 years on the following proposal: 1g. A. LAJOUS 0 0 0 3. Advisory vote on the frequency of future advisory 0 0 0 0 votes on executive compensation. 1h. M. E. MARKS 0 0 0 The Board of Directors recommends you vote FOR the For Against Abstain following proposals: 1i. E. MOLER 0 0 0 4. To approve the amendment to the Company’s Articles of 0 0 0 Incorporation to increase the authorized common share capital. 1j. L. R. REIF 0 0 0 5. To approve the amendments to the Company’s Articles 0 0 0 of Incorporation to clarify the voting standard in contested director elections and to make certain other changes. 1k. T. I. SANDVOLD 0 0 0 6. To approve the Company’s financial statements and 0 0 0 declaration of dividends. 7. To approve the appointment of the independent registered 1l. H. SEYDOUX 0 0 0 public accounting firm. 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M29713-P05197 SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.) Proxy Solicitation on Behalf of the Board of Directors Annual General Meeting of Stockholders April 6, 2011 The undersigned hereby appoints Robin van Bokhorst, Aede Gerbranda, Martijn Moerdijk and Margo Troll-Weusten, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Schlumberger Limited (SCHLUMBERGER N.V.) that the undersigned is entitled to vote at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao on April 6, 2011, at 10:30 a.m. Curacao time and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN ITEM 1, 2 YEARS WITH RESPECT TO ITEM 3 AND FOR ITEMS 2, 4, 5, 6 AND 7. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF STOCKHOLDERS, THE PERSONS NAMED IN THIS PROXY WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION. Continued and to be signed on reverse side